Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

ESSEX PROPERTY TRUST, INC.,

JMS ACQUISITION SUB, INC.

JOHN M. SACHS, INC.,

THE SACHS FAMILY 1983 TRUST, DATED SEPTEMBER 12, 1983, THE JEFFREY DEAN SACHS IRREVOCABLE TRUST, DATED OCTOBER 7, 2002, THE SHARON CAROLE IRREVOCABLE TRUST, DATED OCTOBER 7, 2002, THE JEANETTE SACHS PHELPS IRREVOCABLE TRUST, DATED OCTOBER 7, 2002, THE KATHRYN ANN SACHS IRREVOCABLE TRUST, DATED OCTOBER 7, 2002, THE LINDA LEE REECE IRREVOCABLE TRUST, DATED OCTOBER 7, 2002

AND

JOHN M. SACHS

INDIVIDUALLY AND AS INDEMNIFICATION REPRESENTATIVE

December 17, 2002

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94304

TABLE OF CONTENTS Page

ARTICLE I THE MERGER *

1.1 The Merger. *

1.2 Closing; Effective Time. *

1.3 Effect of the Merger. *

1.4 Certificate of Incorporation; Bylaws. *

1.5 Directors and Officers. *

1.6 Effect on Capital Stock. *

1.7 Surrender of Certificates. *

1.8 No Further Ownership Rights in Company Capital Stock. *

1.9 Tax and Accounting Consequences. *

1.10 Exemption from Registration. *

1.11 Legends. *

1.12 Taking of Necessary Action; Further Action. *

1.13 Post-Effective Time Adjustments. *

1.14 Proration. *

ARTICLE II REPRESENTATIONS AND WARRANTIES OF COMPANY AND COMPANY SHAREHOLDERS *

2.1 Organization, Standing and Power; Subsidiaries. *

2.2 Capital Structure. *

2.3 Authority. *

2.4 Financial Statements. *

2.5 Absence of Certain Changes. *

2.6 Absence of Undisclosed Liabilities. *

2.7 Proceedings; Orders. *

2.8 Real Property. *

2.9 Governmental Authorization. *

2.10 Title to Personal Property. *

2.11 Environmental Matters. *

2.12 Taxes. *

2.13 Prior Dividend. *

2.14 Employee Benefit Plans. *

2.15 Certain Agreements Affected by the Merger. *

2.16 Employee Matters. *

2.17 Interested Party Transactions. *

2.18 Insurance. *

2.19 Compliance With Laws. *

2.20 Minute Books. *

2.21 Brokers' and Finders' Fees. *

2.22 Shareholder Vote. *

2.23 Board Approval. *

2.24 Leases. *

2.25 Material Contracts. *

2.26 No Breach of Material Contracts. *

2.27 Material Third Party Consents. *

2.28 No Trading. *

2.29 Company Shareholders' Residency, Status and Investment Intent. *

2.30 Power of such Company Shareholders. *

2.31 Ownership and Status of Company Capital Shares. *

2.32 No Conflicts or Litigation. *

2.33 Company Shareholders' Agreements. *

2.34 Representation by Counsel. *

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT *

3.1 Organization, Standing and Power. *

3.2 Capital Structure. *

3.3 Authority. *

3.4 SEC Documents; Financial Statements. *

3.5 Brokers' and Finders' Fees. *

3.6 Qualified REIT Subsidiary. *

3.7 REIT Status. *

ARTICLE IV ADDITIONAL AGREEMENTS *

4.1 Confidentiality. *

4.2 Consents; Cooperation. *

4.3 Expenses. *

4.4 Efforts and Further Assurances. *

4.5 Ownership Limit. *

4.6 Prior Dividend. *

ARTICLE V CONDITIONS TO THE MERGER *

5.1 Conditions to Obligations of Each Person to Effect the Merger. *

5.2 Additional Conditions to Obligations of Company. *

5.3 Additional Conditions to the Obligations of Parent. *

ARTICLE VI ESCROW AND INDEMNIFICATION *

6.1 Survival. *

6.2 Escrow Fund. *

6.3 Indemnification Obligations. *

6.4 Limitations. *

6.5 Claims for Indemnity. *

6.6 Indemnification Representative. *

6.7 Actions of the Indemnification Representative. *

6.8 Voting Rights and Cash Distributions With Respect to Escrow Shares. *

ARTICLE VII GENERAL PROVISIONS *

7.1 Notices. *

7.2 Interpretation. *

7.3 Counterparts; Facsimile Delivery. *

7.4 Entire Agreement; Nonassignability; Parties in Interest. *

7.5 Severability. *

7.6 Remedies Cumulative. *

7.7 Governing Law. *

7.8 Rules of Construction. *

7.9 Company Disclosure Schedules. *

APPENDICES AND SCHEDULES

Appendix 1 - Index of Certain Definitions

Company Disclosure Schedule

Schedule 2.2(a) - Capital Structure

Schedule 2.5 - Absence Certain Changes

Schedule 2.7 - Proceedings and Orders

Schedule 2.8(a) - Properties

Schedule 2.8(c) - Notices from Governmental Body re; properties

Schedule 2.8(d) - Certain Notices re: Properties

Schedule 2.8(f) - Real Estate Purchase Contracts

Schedule 2.12(h) - Certain Tax Information

Schedule 2.18 - Insurance Policies

Schedule 2.24(a) - Leases

Schedule 2.24(c) - Lease Brokerage Fees

Schedule 2.25 - Material Contracts

Schedule 2.27 - Material Contracts Requiring Novation or Consent to Change of Control

Schedule 2.33 - No Conflicts or Litigation

Other Schedules

Schedule 1.6 - Considine Memo

Schedule 1.14(b) - Insurance Policies to be Retained

Schedule 2.4 - Company Financial Statements

Schedule 2.10 - Personal Properties

Schedule 5.3(w) - Certain Personal Property

EXHIBITS

Exhibit A - Jaytex Purchase Agreement

Exhibit B-1 Certificate of Merger

Exhibit B-2 Agreement of Merger

Exhibit C - Escrow Agreement

Exhibit D - Registration Rights Agreement

Exhibit E - Confidentiality Agreement

Exhibit F - Legal Opinion of Morrison & Foerster LLP

Exhibit G-1 Legal Opinion of Seltzer, Caplan, McMahon & Vitek

Exhibit G-2 Legal Opinion of Keeney Waite & Stevens

Exhibit G-3 Legal Opinion of David L. Thornton, Esq.

Exhibit H - Tenant Estoppel Certificate

Exhibit I - Title Affidavit

Exhibit J - Water Conservation Certificate

Exhibit K-1 FIRPTA Certificate

Exhibit K-2 California Form 597-W

Exhibit L - Exempt Person Agreement

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made as of December 17, 2002 (the "Execution Date") by and among Essex Property Trust, Inc., a Maryland corporation ("Parent"), JMS ACQUISITION SUB, INC., a Delaware corporation ("Merger Sub"), JOHN M. SACHS, INC., a California corporation ("Company"), The Sachs Family 1983 Trust, dated September 12, 1983 (the "Sachs Family Trust"), The Jeffrey Dean Sachs Irrevocable Trust, dated October 7, 2002 (the "J.D.S. Trust"), The Sharon Carole Irrevocable Trust, dated October 7, 2002 (the "S.C. Trust"), The Jeanette Sachs Phelps Irrevocable Trust, dated October 7, 2002 (the "J.S.P. Trust"), The Kathryn Ann Sachs Irrevocable Trust, dated October 7, 2002 (the "K.A.S. Trust"), The Linda Lee Reece Irrevocable Trust, dated October 7, 2002 (the "L.L.R. Trust") (the Sachs Family Trust, the J.D.S. Trust, the S.C. Trust, the J.S.P. Trust, the K.A.S. Trust and the L.L.R. Trust are sometimes hereinafter collectively referred to as the "Company Shareholders" and severally referred to as a "Company Shareholder"), and John M. Sachs, individually and as the "Indemnification Representative". Certain terms used in this Agreement are defined in Appendix 1.

RECITALS

  The Boards of Directors of Parent, Merger Sub and Company each have determined that the acquisition of Company by Parent through the merger of Company with and into Merger Sub pursuant to the terms and subject to the conditions set forth herein (the "Merger") is in the best interests of their respective companies and shareholders.

  Merger Sub is a wholly-owned subsidiary of Parent.
  Pursuant to the Merger, among other things, each outstanding share of capital stock of Company shall be converted into cash and shares of common stock of Parent, at the rate set forth herein.
  Company, Parent and the Company Shareholders desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.
  The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Code, and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.
  As a material inducement to Parent to enter into this Agreement, the Company Shareholders have authorized and approved, and hereby reauthorize and re- approve, this Agreement and the Merger in accordance with California Law.
  As a material inducement to Parent to enter into this Agreement, John M. Sachs, an individual residing in California, has agreed to indemnify Parent for breaches of the representation and warranties of the Company and Company Shareholders as provided herein.
  Simultaneous with the Merger, the Parent will purchase all of the outstanding stock of Jaytex Enterprises, a Texas corporation ("Jaytex") (which stock is owned 100% by John M. Sachs) pursuant to that certain stock purchase agreement attached as Exhibit A (the "Jaytex Purchase Agreement").
  The parties acknowledge that prior to the execution of this Agreement, the Company declared and paid a dividend in the aggregate amount of $65,000,000 to its shareholders.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger.

Subject to and in accordance with the terms and conditions set forth in this Agreement, at the Effective Time, Company shall be merged with and into Merger Sub, which shall be the surviving corporation (the "Surviving Corporation") in the Merger, and the separate existence of Company shall thereupon cease. The name of the Surviving Corporation shall remain "JMS Acquisition Sub, Inc." The Merger shall have the effects set forth in the applicable provisions of Delaware Law and California Law.

1.2 Closing; Effective Time.

The closing of the transactions contemplated hereby (the "Closing") shall take place on the Execution Date (the "Closing Date"). The Closing shall take place at the offices of Morrison & Foerster, LLP, 3811 Valley Centre, Suite 500, San Diego, California 92130, or at such other location as the parties hereto agree. At the Closing:

(a) Company shall deliver to Parent the various certificates, instruments and agreements referred to in Article V;

(b) Parent shall deliver to Company the various certificates, instruments and agreements referred to in Article V;

(c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger in the form attached hereto as Exhibit B-1 (the "Certificate of Merger") and the Surviving Corporation and the Company shall file with the Secretary of State of the State of California the Agreement of Merger in the form attached hereto as Exhibit B-2 (the "Agreement of Merger");

(d) each of Company Shareholders shall deliver to Parent the certificate(s) representing its shares of Company Capital Stock;

(e) Parent shall deliver cash for Company Capital Stock to each Company Shareholder in accordance with Section 1.6;

(f) Parent shall deliver certificates for Parent Common Stock to Company Shareholders in accordance with Sections 1.6 and 1.7; and

(g) Parent, the Indemnification Representative and the Escrow Agent shall execute and deliver the Escrow Agreement attached as Exhibit C (the "Escrow Agreement") and, Parent shall deliver to the Escrow Agent a certificate for the Escrow Shares and Post-Closing Adjustment Shares being placed in escrow pursuant to Section 1.7.

In connection with the Closing, (i) an Agreement of Merger satisfying the applicable requirements of California Law shall be duly executed by Parent, Company and Merger Sub as the Surviving Corporation and, simultaneously with the Closing, delivered to the Secretary of the State of California for filing, along with appropriate certificates of the officers of Company and Merger Sub ("Officers' Certificates"), and (ii) a Certificate of Merger satisfying the applicable requirements of Delaware Law shall be duly executed by the Company and, simultaneously with the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the latest of: (a) the date and time of the filing of the Agreement of Merger and the Officers' Certificates with the Secretary of State of the State of California, or (b) the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time").

1.3 Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law and the Agreement of Merger and the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and the Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. Pursuant to the Merger, the Surviving Corporation shall acquire all of the assets of Company, including, without limitation, those Properties listed on Schedule 2.8(a).

1.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by Delaware Law and such certificate of incorporation.

(b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law and such bylaws.

1.5 Directors and Officers.

At the Effective Time, the directors of Merger Sub, as in effect immediately prior to the Effective Time, shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified. The officers of Merger Sub, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

1.6 Effect on Capital Stock.

(a) Certain Definitions. As used in this Article I, the following terms have the following meanings:

"Aggregate Consideration" shall mean (i) $300,085,094, which includes the value, as agreed by the parties hereto, of the real estate assets listed on Schedule 2.8(a) (such schedule also sets forth the agreed upon value of each such real estate asset) of the Company Disclosure Schedule, (ii) plus the Dividend Adjustment, and (iii) less the Adjusted Closing Date Liabilities; provided, however, that after the Closing the Aggregate Consideration shall be subject to additional adjustment as set forth in Sections 1.13 and 1.14 below.

"Adjusted Closing Date Liabilities" shall mean, as of the Closing, the total liabilities of the Company and Jaysac less the aggregate of the cash, cash equivalents and accounts receivable of the Company and Jaysac. The Adjusted Closing Date Liabilities shall initially be deemed to be $97,526,000, as determined in reference to that certain memorandum prepared by Considine & Considine dated as of December 2, 2002, a copy of which is attached as Schedule 1.6 (the "Considine Memo") and shall be subject to adjustment pursuant to Section 1.13.

"Dividend Adjustment" shall mean an amount equal to $348,596.

(b) Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of the following securities:

    Each issued and outstanding share of Company Common Stock (excluding shares cancelled pursuant to Section 1.6(d)), will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into and represent the right to receive (A) cash in an amount equal to the Aggregate Consideration less the aggregate Common Stock Share Consideration, the aggregate Preferred Stock Cash Consideration and aggregate the Preferred Stock Share Consideration divided by the total number of shares of Company Common Stock (the "Common Stock Cash Consideration") and (B) shares of Parent Common Stock with a value (based on the Parent Stock Price) equal to $103,953,845 divided by the total number of shares of Company Common Stock (the "Common Stock Share Consideration").
    Each issued and outstanding share of Company Preferred Stock (excluding shares cancelled pursuant to Section 1.6(d)), will, by virtue of the Merger and at the Effective Time and without further action on the part of any holder thereof, be converted into and represent the right to receive (A) cash in an amount equal to $25,000,000 divided by the total number of shares of Company Preferred Stock (the "Preferred Stock Cash Consideration") and (B) shares of Parent Common Stock with a value (based on the Parent Stock Price) equal to $30,000,000 divided by the total number of shares of Company Preferred Stock (the "Preferred Stock Share Consideration").
    Notwithstanding anything to the contrary herein, in the event that Parent, in order to comply with this Article I, would be required to issues shares of Parent Common Stock in excess of 19.99% of the shares of Parent Common Stock outstanding at the Effective Time, the number of shares of Parent Common Stock to be issued to the Company Shareholders at the Effective Time pursuant to this Agreement shall be reduced to an amount equal to that number of shares of Parent Common Stock equal to one (1) share less than 19.99% of the shares of Parent Common Stock outstanding at the Effective Time, and the Cash Consideration shall be proportionately increased.

(c) Parent Stock Price. For purposes of this Article I, Parent Common Stock shall be valued at $49.25 per share (the "Parent Stock Price").

(d) Cancellation of Company Capital Stock Owned by Company. At the Effective Time, all shares of Company Capital Stock that are owned by Company as treasury stock and each share of Company Capital Stock owned by Parent or any direct or indirect wholly-owned subsidiary of Company or Parent shall be canceled and extinguished without any rights to conversion thereof and no consideration shall be delivered in exchange therefor.

(e) Company Stock Options. At the Effective Time, all Company Options, if any, shall be terminated.

(f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) Parent Stock Price, less any amount required to be withheld under foreign, federal, state or local tax laws.

1.7 Surrender of Certificates.

    Exchange Procedures. Upon surrender by a holder of the certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (each, a "Certificate" and, collectively, the "Certificates"), and such other documents as may be required by Parent, each of which shall be surrendered and delivered to Parent at the Closing, the holder of such Certificate shall receive in exchange therefor and Parent shall deliver at the Closing to the holder of such Certificate (i) a certificate representing the shares of Parent Common Stock issuable pursuant to Section 1.6(b) in exchange for shares of Company Capital Stock outstanding immediately prior to the Closing, less, in the case of the Sachs Family Trust, the number of shares of Parent Common Stock to be deposited into escrow pursuant to the requirements of Section 1.7(b) below, (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.6(f), and (iii) that amount of cash payable pursuant to Section 1.6(b) (the "Cash Consideration"). The Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares to holders of Certificates. Until surrendered as contemplated by this Section 1.7(a), each Certificate shall be deemed at all times after the Closing to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock to which such holder is entitled hereunder, cash in lieu of any fractional shares of Parent Common Stock and the Cash Consideration.

    Shares to be Placed in Escrow.
    Subject to and in accordance with the provisions of Article VI hereof, Parent shall cause to be distributed to the Escrow Agent a certificate or certificates representing One Hundred One Thousand Five Hundred Twenty Three (101,523) shares of Parent Common Stock (the "Escrow Shares") to which the Sachs Family Trust would otherwise be entitled which shall be registered in the name of the Sachs Family Trust; provided that the Sachs Family Trust executes a separate stock power with a medallion guaranty of the signature in a form acceptable to the Escrow Agent (in the event that the Sachs Family Trust fails to execute such documents, the Escrow Shares shall be held in the name of the Escrow Agent as nominee). The Escrow Shares shall be available to compensate Parent for certain Damages as provided in Article VI and the Escrow Agreement. To the extent not used for such purposes, such shares shall be released, all as provided in Article VI and the Escrow Agreement.
    Subject to and in accordance with the provisions of Section 1.13 hereof, Parent shall cause to be distributed to the Escrow Agent a certificate or certificates representing that number of shares of Parent Common Stock representing Twenty Thousand Three Hundred Four (20,304) shares of Parent Common Stock (the "Post-Closing Adjustment Shares") which shall be registered in the name of the Sachs Family Trust; provided that the Sachs Family Trust executes a separate stock power with a medallion guaranty of the signature in a form acceptable to the Escrow Agent (in the event that the Sachs Family Trust fails to execute such documents, the Post-Closing Adjustment Shares shall be held in the name of the Escrow Agent as nominee). The Post-Closing Adjustment Shares shall be available to compensate Parent for certain excess liabilities assumed by Parent in the Merger as provided in Section 1.13. To the extent not used for such purposes, such shares shall be released, all as provided in Section 1.13.
    The aggregate number of Escrow Shares and Post-Closing Adjustment Shares deposited with the Escrow Agent pursuant to this Section 1.7 shall be One Hundred Twenty One Thousand Eight Hundred Twenty Seven (121,827) shares.

1.8 No Further Ownership Rights in Company Capital Stock.

All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in lieu of fractional shares) and the Cash Consideration shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. In addition, the Company Shareholders shall have the rights provided for elsewhere herein and in the other Transaction Agreements.

1.9 Tax and Accounting Consequences.

It is intended by the parties hereto that the Merger shall (a) constitute a reorganization within the meaning of Section 368 of the Code and (b) qualify for accounting treatment as a purchase-of-interests. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.10 Exemption from Registration.

    The shares of Parent Common Stock to be issued to Company Shareholders in connection with the Merger will be issued as "restricted securities" as defined under Rule 144 of the Securities Act, in a transaction exempt from registration under the Securities Act, by reason of Section 4(2) thereof, provided such exemption is available for such shares of Parent Common Stock.
    At Closing, Parent and Company Shareholders shall enter into a Registration Rights Agreement in the form of Exhibit D (the "Registration Rights Agreement").

1.11 Legends.

All certificates representing Parent Common Stock deliverable to a Company Shareholder pursuant to this Agreement and in connection with the Merger and any certificates subsequently issued with respect thereto or in substitution therefor shall bear the following legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS (A) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT COVERING SUCH SECURITIES, OR (B) A VALID EXEMPTION THEREFROM AND COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT, APPLIES.

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER FOR THE PURPOSE OF MAINTENANCE OF THE CORPORATION'S STATUS AS A REAL ESTATE INVESTMENT TRUST UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"). NO PERSON MAY (1) BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF EQUITY STOCK IN EXCESS OF 6.0% (OR SUCH GREATER PERCENTAGE AS MAY BE DETERMINED BY THE BOARD OF DIRECTORS OF THE CORPORATION) OF THE VALUE OF THE OUTSTANDING SHARES OF EQUITY STOCK OF THE CORPORATION UNLESS SUCH PERSON IS A QUALIFIED TRUST (IN WHICH CASE SUCH PERCENTAGE IS 9.9%) OR AN EXISTING HOLDER (IN WHICH CASE THE EXISTING HOLDER LIMIT SHALL BE APPLICABLE), (2) BENEFICIALLY OWN SHARES OF EQUITY STOCK THAT WOULD RESULT IN BENEFICIAL OWNERSHIP OF EQUITY STOCK BY FEWER THAN 100 PERSONS, OR (3) BENEFICIALLY OWN EQUITY STOCK THAT WOULD RESULT IN THE CORPORATION BEING "CLOSELY HELD" UNDER SECTION 856(H) OF THE CODE. ANY PERSON WHO ATTEMPTS TO BENEFICIALLY OWN OR CONSTRUCTIVELY OWN SHARES OF EQUITY STOCK IN VIOLATION OF THE ABOVE LIMITATIONS MUST IMMEDIATELY NOTIFY THE CORPORATION. ALL CAPITALIZED TERMS IN THIS LEGEND HAVE MEANINGS DEFINED IN THE CORPORATION'S CHARTER, AS THE SAME MAY BE FURTHER AMENDED FROM TIME TO TIME, A COPY OF WHICH, INCLUDING THE RESTRICTIONS ON TRANSFER, WILL BE SENT WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS. IF THE RESTRICTIONS ON TRANSFER ARE VIOLATED, THE SHARES OF EQUITY STOCK REPRESENTED HEREBY WILL BE AUTOMATICALLY EXCHANGED FOR SHARES OF EXCESS STOCK WHICH WILL BE HELD IN TRUST BY THE TRUSTEE OF A TRUST FOR THE EXCLUSIVE BENEFIT OF THE CHARITABLE BENEFICIARY DESIGNATED BY THE BOARD OF DIRECTORS. THE FOREGOING SUMMARY OF THE RESTRICTIONS ON TRANSFER OF SHARES OF COMMON STOCK IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CORPORATION'S CHARTER.

Subject to the next sentence of this paragraph, Parent, at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the certificates for such shares of Parent Common Stock but not as to the certificates for any part of the shares of Parent Common Stock as to which said legends are no longer legally required. Said legends (but not any legends required on all shares of Parent Common Stock by the Parent's charter) shall be removed from the certificates representing such shares of Parent Common Stock (by delivery of a substitute certificate without such legend) and such stop transfer orders shall also be removed upon effectiveness of a registration statement covering Parent Common Stock proposed to be sold, transferred or otherwise disposed of or upon the delivery by the holder thereof of an opinion of counsel in form and substance reasonably satisfactory to Parent that such shares may be transferred pursuant to a valid exemption from the Securities Act.

1.12 Taking of Necessary Action; Further Action.

If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company, Parent and the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.13 Post-Effective Time Adjustments.

The Aggregate Consideration shall be subject to adjustment after the Closing Date as follows:

    On or before May 1, 2003, Parent shall prepare and deliver to the Indemnification Representative the Parent Prepared Balance Sheet indicating the Adjusted Closing Date Liabilities as of the Closing. Parent shall prepare the Parent Prepared Balance Sheet in accordance with GAAP applied on a basis consistent with the application of GAAP to the preparation of the financial statements of Parent included in Parent Financial Statements. The Parent Prepared Balance Sheet and the Final Balance Sheet shall include as liabilities, in addition to all other liabilities of Company and Jaysac, the following items to the extent that they are not paid by Company prior to the Effective Time: (i) items of income and expense prorated in accordance with Section 1.14, (ii) any other costs incurred by Company in connection with this Agreement, the Merger, the other Transaction Agreements and the Transactions, including but not limited to fees of counsel and accountants, (iii) any and all liabilities for Taxes for any period up to and including the Closing Date, (iv) the Sachs Loan, the Keycorp Loans and the Cal Bank Loans, and (v) the Company Closing Expenses. Subject to this Section 1.13, in the event that the Adjusted Closing Date Liabilities set forth on the Parent Prepared Balance Sheet exceed the Adjusted Closing Date Liabilities set forth in Section 1.6(a) (such excess being referred to herein as the "Excess Liabilities") the Aggregate Consideration shall be reduced by the amount of such Excess Liabilities. Subject to this Section 1.13, in the event that the Adjusted Closing Date Liabilities set forth in Section 1.6(a) exceed the Adjusted Closing Date Liabilities set forth in the Parent Prepared Balance Sheet, the Aggregate Consideration shall be increased by the amount of such excess and the Parent shall promptly pay to each Company Shareholder (other than the Sachs Family Trust) its respective Pro Rata Portion of such excess in one-half (1/2) cash and one-half (1/2) shares of Parent Common Stock (valued at the Parent Stock Price).
    The Indemnification Representative shall deliver to Parent, by 5:00 p.m. Pacific Time on the forty-fifth (45th) day after delivery of the Parent Prepared Balance Sheet (such date being referred to herein as the "Objection Deadline Date"), either a written notice indicating that the Indemnification Representative accepts the Adjusted Closing Date Liabilities set forth on the Parent Prepared Balance Sheet or a reasonably detailed statement (and any supporting documentation the Indemnification Representative deems relevant or necessary) describing its objections (if any) to such Adjusted Closing Date Liabilities. If the Indemnification Representative delivers to Parent a notice accepting the Parent Prepared Balance Sheet, or the Indemnification Representative does not deliver a written objection to the total Adjusted Closing Date Liabilities indicated on the Parent Prepared Balance Sheet by the Objection Deadline Date, then, effective as of either the date of delivery of such notice of acceptance or as of the close of business on the Objection Deadline Date, the Parent Prepared Balance Sheet shall be deemed to be the Final Balance Sheet. If the Indemnification Representative timely objects to the total Adjusted Closing Date Liabilities set forth on the Parent Prepared Balance Sheet, such objections shall be resolved as follows:
    Parent and the Indemnification Representative shall first use reasonable efforts to resolve such objections.
    If Parent and the Indemnification Representative do not reach a resolution of all objections referred to in the Indemnification Representative's statement of objections within forty-five (45) days after delivery of such statement of objections, Parent and the Indemnification Representative shall, within thirty (30) days following the expiration of such forty-five (45)-day period, engage the Accounting Arbitrator to resolve any remaining objections set forth on the Indemnification Representative's statement of objections (the "Unresolved Objections").
    Parent and the Indemnification Representative shall jointly submit to the Accounting Arbitrator, within ten (10) days after the date of the engagement of the Accounting Arbitrator, a copy of the Parent Prepared Balance Sheet, a copy of the statement of objections delivered by the Indemnification Representative to Parent, and a statement setting forth the resolution of any objections agreed to by Parent and the Indemnification Representative (and any supporting documentation such party deems relevant or necessary). Each of Parent and the Indemnification Representative shall submit to the Accounting Arbitrator (with a copy delivered to the other party on the same day), within ten (10) days after the date of the engagement of the Accounting Arbitrator, a memorandum (which may include supporting exhibits) setting forth their respective positions on the Unresolved Objections. Each of Parent and the Indemnification Representative may (but shall not be required to) submit to the Arbitrator (with a copy delivered to the other party on the same day), within thirty (30) days after the date of the engagement of the Accounting Arbitrator, a memorandum responding to the initial memorandum submitted to the Accounting Arbitrator by the other party.
    Within ninety (90) days after the date of its engagement hereunder, the Accounting Arbitrator shall determine whether the objections raised by the Indemnification Representative are appropriate and shall issue a ruling which shall include a balance sheet, comprised of the Parent Prepared Balance Sheet as adjusted pursuant to any resolutions to objections agreed upon by Parent and the Indemnification Representative and pursuant to the Accounting Arbitrator's resolution of the Unresolved Objections. Such balance sheet shall be deemed to be the Final Balance Sheet and the Adjusted Closing Date Liabilities set forth thereon shall be deemed to be the Adjusted Closing Date Liabilities at the Effective Time. The resolution by the Accounting Arbitrator of the Unresolved Objections shall be conclusive and binding upon Parent and the Indemnification Representative.
    Once a Final Balance Sheet has been determined pursuant to the foregoing procedures, Parent shall send a certificate to the Escrow Agent (copying the Indemnification Representative) setting forth the amount of the Excess Liabilities (or stating that there are no Excess Liabilities if that is the case). Upon receipt of such certificate, the Escrow Agent shall distribute (A) to Parent from the Post-Closing Adjustment Shares, that number of shares of the Parent Common Stock with a value equal to the Excess Liabilities, if any, as determined using Parent Stock Price, and (b) to the Sachs Family Trust, the remainder, if any, of the Post-Closing Adjustment Shares. In the event that the Excess Liabilities exceed the value of the Post-Closing Adjustment Shares (such excess being referred to herein as the "Remaining Excess Liabilities"), Parent shall be entitled to seek indemnification under Article VI for the amount of such Remaining Excess Liabilities; provided, however, that the limitations set forth in Section 6.4 shall not apply to indemnification for the Remaining Excess Liabilities . Parent and the Indemnification Representative agree that the procedure set forth in this Section 1.13 for resolving disputes with respect to the Adjusted Closing Date Liabilities, the Parent Prepared Balance Sheet and the Adjusted Closing Date Liabilities shall be the sole and exclusive method for resolving any such disputes.
    If the Accounting Arbitrator consists of just one Person, Parent and the Company Shareholders shall share the fees and expenses of the Accounting Arbitrator based upon what portion of the changes called for in the Indemnification Representative's statement of objections are reflected in the Final Balance Sheet. In the event that either Parent or the Company Shareholders fail to pay their respective portion of such fees, each party shall indemnify, protect, defend and hold harmless Parent or the Company Shareholders, as applicable, from and against all such fees.

1.14 Proration.

    In preparing the Parent Prepared Balance Sheet, Parent shall prorate all items of income and expense as of the Closing Date in accordance with this Section 1.14 and any such prorated expenses shall be set forth as liabilities on the Parent Prepared Balance Sheet and any such prorated items of income shall be set forth as current account receivables on the Parent Prepared Balance Sheet. All rents payable, utilities, insurance premiums, Taxes or other operating expense of any kind concerning, associated with or levied on the Properties or the business or other assets of the Company or Jaysac for a period which includes (but does not end on) the day preceding the Closing Date shall be apportioned between Parent and Company based on the number of days included in such period through and including the day preceding the Closing Date and the number of days included in such period on and after the Closing Date (whereby Company shall be responsible for all such expenses occurring during the period prior to the Closing Date). Similarly, all rents receivable, prepaid fees and expenses and deposits of Company of any kind concerning or associated with the Properties or the business or other assets of the Company or Jaysac for a period which ends on the day preceding the Closing Date shall be apportioned between Parent and Company based on the number of days included in such period through and including the day preceding the Closing Date and the number of days included in such period on and after the Closing Date (whereby Company shall be entitled to receive the benefit of all such items of income occurring during the period prior to the Closing Date).
    Notwithstanding anything to the contrary contained in this Section 1.14, all insurance policies of Company and Jaysac, other than those listed on Schedule 1.14(b), shall be terminated as of the Closing Date.
    Company and Jaysac shall terminate all of their employees as of 11:59 p.m. on the date prior to the Closing Date. All wages, salaries, bonuses, other compensation, benefits, severance payments, and all accrued or vested obligations with respect to vacation pay and sick pay with respect to such employees unpaid and earned as of the Closing, including applicable payroll taxes, shall be charged to the Company. As used in this paragraph, compensation shall include, without limitation, (i) (A) contributions to or payments under employee benefit plans, programs, policies, arrangements or understandings; or (B) accrued, but unused vacation, holiday, sick leave and severance pay, if any; and (ii) payment of any severance pay, deferred compensation, liability under the Consolidated Omnibus Budget Reconciliation Act of 1986 or salary continuation obligations.
    Parent and Company shall prorate loan origination costs in the amount of $420,760 incurred in connection with the Keycorp Loans so that such costs shall be allocated as follows: (i) Company shall be responsible for the amount of such costs equal to (A) $420,760 multiplied by (B) the fraction equal to the number of days the Keycorp Loans were outstanding before Closing by the total number of days of the term of the Keycorp Loans, and (ii) Parent shall be responsible for the amount of such costs equal to $420,760 less the Company's portion of such costs as determined under Section 1.14(d)(i). Notwithstanding anything to the contrary in Section 1.13, in the event that the Parent is responsible for a portion of the loan origination costs as a result of the foregoing proration, the Parent shall pay such amount in cash (and not in stock and cash as provided in Section 1.13) promptly after Closing to the Sachs Family Trust.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF
COMPANY AND COMPANY SHAREHOLDERS

Except as disclosed in a document of even date herewith and delivered by Company and the Company Shareholders to Parent upon the execution and delivery of this Agreement and referring by section number to the representations and warranties in this Agreement (the "Company Disclosure Schedule"), the Company and, solely with respect to the representations concerning such Company Shareholder contained in Sections 2.28, 2.29, 2.30, 2.31, 2.32, 2.33, and 2.34 (as applicable to such Company Shareholder), the Company Shareholders, severally and not jointly (and, with respect to each Company Shareholder, only as to itself), represent and warrant to Parent that:

2.1 Organization, Standing and Power; Subsidiaries.

    Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Company has the corporate power to own its properties and to carry on its business as now being conducted and as currently proposed by Company to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Company Material Adverse Effect. Company has made available to Parent a true and correct copy of its articles of incorporation and bylaws or other charter documents, as applicable, each as amended to date. Company is not in violation of any of the provisions of its articles of incorporation or bylaws or equivalent organizational documents.
    Jaysac, Ltd., a Texas limited partnership ("Jaysac") is the only Subsidiary of Company. Company does not own any capital stock, membership interest, partnership interest or any other debt or equity interest in any Entity or any security issued by any Person. Jaysac has been formed in accordance with the requirements of the laws of the State of Texas and is in good standing with those laws. Jaysac's partnership agreement has been duly authorized and executed by Company and is the legal, valid and binding obligation of Company enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, rearrangement, reorganization and other laws of general applicability relating to or affecting creditors' rights and subject to the application of general equity principles). Company owns a 98% limited partnership interest in Jaysac and Jaytex owns a 2% general partnership interest in Jaysac. Except for the Jaytex Purchase Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Jaysac is a party or by which it is bound obligating Jaysac to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any interest in Jaysac or obligating it to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Complete and correct copies of the partnership agreement or other charter documents of Jaysac have been made available to Parent. At the Closing (assuming the transactions contemplated by the Jaytex Purchase Agreement have closed), Parent, through itself and the Surviving Corporation shall own 100% of the equity interests of Jaysac. Jaysac does not own any capital stock, membership interest, partnership interest or any other debt or equity interest in any Entity or any security issued by any Person and Jaysac's only material asset is the St. Cloud Apartment in Houston, Texas.

2.2 Capital Structure.

    The authorized capital stock of Company consists of One Hundred Thousand (100,000) shares of Common Stock, no par value per share, of which Fifty Five Thousand (55,000) shares are issued and outstanding, and Twenty Five Million and (25,000,000) shares of Preferred Stock, no par value per share, of which Twenty Million (20,000,000) shares are issued and outstanding. There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities. Set forth in Schedule 2.2(a) of the Company Disclosure Schedule is a true and correct list of (i) Company Shareholders (ii) such shareholder's address, (iii) the amount and series of Company Capital Stock held by such shareholder, (iv) the date that such shareholder acquired such shares,(v) such shareholder's federal tax identification number and (vi) the amount of cash and number of shares of Parent Company Stock to be issued to each such Company Shareholder pursuant to the Merger. All outstanding shares of Company Capital Stock are owned by the Company Shareholders as listed on such Schedule 2.2(a), free of any liens or encumbrances, other than restrictions on transfer created under the Securities Act and state securities laws.
    All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances, other than restrictions on transfer created under the Securities Act and state securities laws, are not subject to preemptive rights or rights of first refusal created by statute, Company's articles of incorporation or bylaws or any Contract to which Company is a party or by which it is bound. All outstanding shares of Company Capital Stock were issued in compliance with all applicable federal and state securities laws. Except for the rights created pursuant to this Agreement, there are no outstanding Company Options and no other options, warrants, calls, rights, commitments or agreements of any character to which Company is a party or by which it is bound obligating Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Company or obligating Company to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except for the agreements contemplated by this Agreement, there are no Contracts relating to voting, purchase or sale of Company Capital Stock (i) between or among Company and any of its securityholders and (ii) to Company's Knowledge, between or among any of Company's securityholders.

2.3 Authority.

    Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Company and duly approved by the Company Shareholders. This Agreement and the other Transaction Agreements to which it is a party have been (or will be as of the Closing) duly executed and delivered by Company and constitute (or will constitute as of the Closing) the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity.
    The execution and delivery of this Agreement by Company does not, and the execution of the Transaction Agreements and the consummation of the Transactions will not, conflict with or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of Company's articles of incorporation or bylaws, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its properties or assets, except, in the case of clause (ii), for any such conflict, violation, default, termination, cancellation, acceleration or loss which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
    Except to the extent heretofore made or obtained, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the Certificate of Merger and the Agreement of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal or state securities laws, (iii) filings to be made by Parent after Closing, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Company Material Adverse Effect or would not prevent or materially alter or delay any of the transactions contemplated by this Agreement.

2.4 Financial Statements.

Company has delivered to Parent its unaudited consolidated financial statements as of and for the twelve (12)-month period ended June 30, 2002 and unaudited financial statements as of and for the three (3)-month period ended September 30, 2002 (the September 30, 2002 balance sheet is referred to herein as the "Company Balance Sheet") (including a balance sheet and statement of operations) (collectively, the "Company Financial Statements"), which Financial Statements are Schedule 2.4 hereto. The Company Financial Statements were correct in all material respects as of their respective dates.

2.5 Absence of Certain Changes.

Except as disclosed in Schedule 2.5 of Company Disclosure Schedule, since September 30, 2002, Company has conducted its business in the ordinary course and:

    there has not been any material adverse change in Company's business, financial condition, assets, liabilities, operations, or financial performance, and no event relating specifically to the Company has occurred that is reasonably likely to have a Company Material Adverse Effect;
    other than the Prior Dividend, Company has not (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;
    neither Company nor Jaysac has amended its articles of incorporation or partnership agreement, as applicable;
    neither Company nor Jaysac have (i) purchased, leased, licensed or otherwise acquired any material personal property except in the ordinary course of business, or (ii) purchased, leased or otherwise acquired any real property from any other Person;
    neither Company nor Jaysac has sold, assigned or otherwise transferred, and has not leased or licensed, any asset to any other Person, except (i) the Prior Dividend, (ii) pursuant to the Leases more fully described in Section 2.24 or (iii) in the ordinary course of business or contemplated hereby;
    except in the ordinary course of business, neither Company nor Jaysac have pledged or hypothecated any of its Property or material personal property or otherwise permitted any of its Property or material personal property to become subject to any Encumbrance;
    other than the Prior Dividend, and except in the ordinary course of business, neither Company nor Jaysac has made any loan or advance to any Person, including Company Shareholders and Company's officers, employees and directors;
    except in the ordinary course of business and except in respect of the Prior Dividend, there has been no borrowing or agreement to borrow by Company or Jaysac or change in the contingent obligations of Company or Jaysac by way of guaranty, endorsement, indemnity, warranty or otherwise or grant of a mortgage or security interest in any property of Company or Jaysac, and neither Company nor Jaysac have otherwise incurred, assumed or otherwise become subject to any Liability in excess of $10,000 individually or in the aggregate, other than accounts payable (of the type required to be reflected as current liabilities in the "liabilities" section of a balance sheet prepared in accordance with GAAP) incurred by Company or Jaysac in the ordinary course of business;
    neither Company nor Jaysac have released or waived any material right or claim;
    neither Company nor Jaysac have entered into any transaction or taken any other action outside the ordinary course of business, except for the Transactions and the Prior Dividend; and
    neither Company nor Jaysac have agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses (b) through (j) above, except as contemplated by this Agreement.

2.6 Absence of Undisclosed Liabilities.

The Company has no Liabilities, other than (i) those set forth or adequately provided for in Company Balance Sheet, (ii) those incurred in the ordinary course of business since September 30, 2002, none of which individually or in the aggregate are material; (iii) those incurred in connection with the execution of this Agreement; or (iv) those relating directly to the physical condition, maintenance or leasing of the Properties or to Environmental Laws.

2.7 Proceedings; Orders.

    Except as set forth in Schedule 2.7 of the Company Disclosure Schedule, to the Knowledge of Company, there are no Orders or Proceedings pending, or threatened against Company or Jaysac or any of the Properties or any of its directors or officers (in their capacities as such). Such Schedule 2.7 also lists all material Proceedings that Company or Jaysac have pending against other parties.
    To the Knowledge of Company, there are no claims, demands, Damages, causes of action, or Proceedings, fixed or contingent, matured or unmatured, of whatever nature, character, type or description that have been or in the future might be asserted by the Company Shareholders or Company Options (if any) or by holders of partnership interests in Jaysac, or other holders of other rights or interests in Company Capital Stock or partnership interests in Jaysac (or by any other Person as successor to any such holders) against Company or Jaysac or any of their respective predecessors, successors or assigns, any past or present, direct or indirect, partner, subsidiary, or affiliated Entity, or any past or present employee, agent, representative, attorney, officer, director or shareholder of any of them acting in its capacity as such an employee, agent, representative, attorney, officer, director or shareholder, arising out of facts or circumstances occurring at any time prior to the date hereof and relating to such Person's ownership of Company Capital Stock or any rights or options to acquire Company Capital Stock (either beneficially or of record) or such Person's ownership of partnership interests in Jaysac or any rights or options to acquire such partnership interests, whether based on tort, contract (express or implied), or any federal, state or local law, statute or regulation, at law or in equity, or any act or omission on the part of such parties.

2.8 Real Property.

    Company or Jaysac, as the case may be, have good and indefeasible fee simple title to the real property described as being owned by Company or Jaysac in Schedule 2.8(a) of the Company Disclosure Schedule. Each such real property, together with all buildings, improvements and fixtures owned by Company or Jaysac and located thereon, is referred to herein as a "Property" and they are collectively referred to as the "Properties"). The title so held by Company and Jaysac is, to the Knowledge of Company, free and clear of any material Encumbrances or other matters affecting title, other than (i) the Leases and Material Contracts in effect on the Execution Date and other leases entered into in compliance with this Agreement; (ii) liens for current real property taxes or assessments not yet due or delinquent, (iii) mechanics', materialmen's and other similar liens arising or incurred in the ordinary course of business and not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings, adequate reserves for which have been established on Company's books, and (iv) exceptions, covenants, conditions, restrictions, easements, rights of way, servitudes, encroachments and irregularities in title against the Properties, all as set forth in the title reports obtained by Parent prior to the Closing.
    To the Knowledge of Company, there are no adverse or other parties in possession of any Property, or any part thereof, except Company, Jaysac and tenants under the Leases. No party has been granted any license, lease, or other right relating to the use or possession of any Property or any part thereof, except tenants under the Leases and the Contracts.
    Except as set forth on Schedule 2.8(c) of the Company Disclosure Schedule, to the Knowledge of Company, Company has not received any written notice within the last twenty-four (24) months from any Governmental Body or third party asserting that any Property is not in compliance in any material aspects with any applicable restrictive covenants, building codes, environmental, zoning or land use laws, or other applicable Legal Requirements.
    Except as set forth on the Schedule 2.8(d) of the Company Disclosure Schedule, to the Knowledge of Company, Company has not received any written notice within the last twenty-four (24) months of any condemnation, environmental, zoning or other land-use regulation proceedings, either instituted or threatened, which would materially adversely affect the use, operation or value of any Property, nor, to the Knowledge of Company, has either Company or Jaysac received written notice of any material special assessment proceedings affecting any Property.
    Except as set forth on Schedule 2.7 of the Company Disclosure Schedule, to the Knowledge of Company, there is no material litigation pending or threatened against Company or Jaysac that involves a dispute related to any Property in excess of $100,000 or that would materially adversely affect the value or the use or operation of any Property for its intended purpose or the ability of Company or Jaysac to perform its respective obligations under this Agreement.
    Except as set forth on the Schedule 2.8(f) of the Company Disclosure Schedule, to the Knowledge of the Company, other than the rights of tenants, as tenants only, under the Leases, there are no purchase contracts, options to purchase of any kind, written or oral, recorded or unrecorded, with respect to all or any portion of any Property. To the Knowledge of the Company, none of the Leases contain any rights of first offer, first refusal or purchase options or similar rights. Except as set forth on Schedule 2.8(f), to the Knowledge of the Company, there are no Leases with a duration of more than twelve (12) months.
    To the Knowledge of the Company, since September 30, 2002, except as a result of ordinary wear and tear, there has not been any material loss, damage or destruction to, or any material interruption in the use of, any Property (whether or not covered by insurance).

2.9 Governmental Authorization.

To the Knowledge of Company, Company and Jaysac have obtained each Governmental Authorization (i) pursuant to which Company or Jaysac currently operates or holds any interest in any of its properties; (ii) that is required for the operation of Company's or Jaysac's business or the holding of any such interest; or (iii) to be held by any of Company's or Jaysac's employees and that relates to or is reasonably necessary in connection with Company's business, except where the failure to obtain or have any such Governmental Authorizations could not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, the Company has made available to Parent accurate and complete copies of all Governmental Authorizations, including all renewals thereof and all amendments thereto, that are in the possession of the Company or its Affiliates. To the Knowledge of Company, each Governmental Authorization in the possession of the Company or its Affiliates is valid and in full force and effect.

2.10 Title to Personal Property.

    Company has good and marketable title to all of the Personal Properties set forth in Schedule 2.10, or with respect to leased Personal Properties, valid leasehold interests, free and clear of all Encumbrances of any kind or character, except liens for current taxes not yet due and payable. Schedule 2.10 of the Company Disclosure Schedule is a true and correct list of all of the Personal Property owned or leased by Company as of the date hereof and lists all Company personal property that is registered with any state department of motor vehicles. Since September 30, 2002, neither the Company nor Jaysac has sold, assigned or otherwise transferred any item of Personal Property to any other Person, except in the ordinary course of business or as contemplated by Section 5.3(w).
    To the Knowledge of Company, it has received no written notice of any breach of any lease pursuant to which Company or Jaysac leases personal property, except to the extent since cured.

2.11 Environmental Matters. To the Knowledge of Company,

Company has made available to Parent all environmental reports and investigations relating to any Property which are in Company's or Jaysac's possession (together with the environmental reports relating to any Property which have been made available by Parent to Company, the "Environmental Reports"). Except as set forth in the Environmental Reports:

(a) As used herein, the term "Environmental Laws" means, collectively, any then applicable federal, state, county or local statutes, laws, regulations, rules, ordinances, codes, licenses or permits relating in any way to the protection of the environment, including, without limitation, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), and the Toxic Substances Control Act and any amendments or extensions of the foregoing and the regulations promulgated thereunder. To the Knowledge of Company, during the time the Company has owned, leased or used each property, the Company's has not received written notice from any governmental agency that it is in violation of any Environmental Laws in connection with the ownership, lease, occupancy, use, maintenance, or operation of the Properties and the conduct of its respective business. To the Knowledge of Company, during the time Company has owned, leased or used each Property, Company has not received any written notification from the Federal Environmental Protection Agency, or the environmental protection agency or similar agency of any state, that a permit is required by Company for any environmental related reason whatsoever, including, without limitation, the use or maintenance of any improvement or facility on any such Property. To the Knowledge of Company there are no storage tanks or wells (whether existing or abandoned) located on, under or about any Property. To the Knowledge of the Company, no claim, action, suit or proceeding is pending or, to the Knowledge of Company, threatened against Company or Jaysac, before any court or other Governmental Body or arbitration tribunal, relating to Hazardous Materials, pollution or the environment, and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting Company, Jaysac or any Property with respect to the same. To the Knowledge of Company, there is not presently occurring, nor has there ever been, any "release" of any Hazardous Materials onto or from a Property in violation of an Environmental Law, nor has any Hazardous Material migrated from another property (not owned by Company) to a Property by underground water, leakage or otherwise. To the Knowledge of Company, the Company has not received any written notice from any government agency advising it that it is responsible for response costs with respect to a release, a threatened release or clean up of chemical produced by, or resulting from, any business, commercial, or industrial activities, operations, or processes, including, but not limited to, Hazardous Materials, and has not received any written information requests under CERCLA from any government agency. As used herein, "release" shall have the same meaning as defined in CERCLA.

2.12 Taxes.

    All Tax Returns required to be filed by or on behalf of members of the Group have been duly filed on a timely basis and all such Tax Returns are true, complete and correct in all respects. John M. Sachs shall timely file, or cause to be filed, the Tax Returns required to be filed by or on behalf of each member of the Group for the taxable period ending on the Closing Date (and promptly provide Parent with a copy of such Tax Returns), and such Tax Returns shall be true, correct and complete in all respects. All Taxes whether or not shown as payable on any such Tax Return or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Group with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior and including to the date of the Closing Date. Each member of the Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party. There are no liens on any of the assets of any member of the Group with respect to Taxes. No member of the Group is the beneficiary of any extension of time within which to file any Tax Return and no member of the Group has waived any statute of limitation in respect of Taxes or agreed to any extension of time with respect to an assessment or notice of deficiency with respect to Taxes.
    Company has delivered or made available to Parent (i) correct and complete copies of all federal and state income and franchise Tax Returns of Company and of each member of the Group for each of its taxable years ending on or after January 1, 1995 (the "Prior Years"), (ii) all audit or examination reports issued to Company or any other member of the Group by any government or taxing authority with respect to each of the Prior Years, (iii) all closing agreements or other agreements entered into by Company and each member of the Group with respect to each of the Prior Years; and (iv) all statements of deficiencies assessed against or agreed to by Company and each other member of the Group with respect to all Prior Years. Neither Company nor any other Member of the Group has waived any statute of limitations in respect of any Tax or agreed to an extension of time with respect to the assessment or collection of any Tax.
    The Tax Returns of the members of the Group are not currently under audit by any government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or orally, formally or informally). No deficiencies exist or have been asserted (either in writing or orally, formally or informally) or are expected to be asserted with respect to Taxes of any member of the Group, and no member of the Group has received notice (either in writing or orally, formally or informally) or expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. No member of the Group is a party to any action or proceeding for assessment or collection of Taxes, nor has any such event been asserted or threatened (either in writing or orally, formally or informally) against any member of the Group or any assets of such person.
    Neither Company nor any other member of the Group has been a member of any affiliated group filing consolidated federal income Tax Returns. Neither Company nor any member of the Group does business in or derives income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been furnished to Parent.
    Neither Company nor any member of the Group is (and neither Company nor any member of the Group has been) a party to any tax sharing agreement or tax indemnity agreement and has not assumed the Tax liability of any other person pursuant to any contract.
    Company has not been and will not be required to include any material adjustment in taxable income for any period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.
    No member of the Group is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. No member of the Group is a "consenting corporation" under Section 341(f) of the Code. No member of the Group has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Group pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code. Company has not been the "distributing corporation" (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the 3-year period ending as of the date of this Agreement. No member of the Group has participated in an international boycott as defined in Code Section 999. Company has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. No member of the Group has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country. No member of the Group is a party to any joint venture, partnership or other agreement, contract or arrangement (either in writing or orally, formally or informally) which could be treated as a partnership for federal income tax purposes. Company is in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any adverse effect on such compliance. Company has not incurred any liability for Taxes pursuant to Section 1374 or 1375 of the Code (and any predecessor provision and any similar provision of applicable state, local or other Tax law). Company and each member of the Group have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. Neither Company nor any other member of the Group has participated in a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4T(b)(2) (determined without regard to whether such transaction is a "reportable transaction" under such regulation).
    Schedule 2.12(h) of the Company Disclosure Schedule contains an accurate and complete description of Company's adjusted federal and state income or franchise tax bases, as of June 30, 2002, in its assets, tax carryovers, excess loss accounts, tax elections made by any member of the Group affecting Company, and deferred intercompany transactions. Within ninety (90) days after Closing, John M. Sachs shall deliver, or cause to be delivered, to Parent an updated Schedule 2.12(h) that sets forth such items as of the Closing. Company (and any affiliated group of corporations with which it is filing consolidated federal income Tax Returns) has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, or 384, or the federal consolidated return regulations or similar provisions of applicable state law. To the Knowledge of the Company, all of the written information that the Company provided to KPMG in connection with KPMG's study of the Company's current and accumulated earnings and profits is true and correct in all material respects.

2.13 Prior Dividend.

On December 10, 2002, the Company declared and paid a dividend (the "Prior Dividend") in the amount of $65,000,000 to the Company Shareholders. The Prior Dividend was paid in the form of promissory notes (the "Promissory Notes") and was secured by specified real property of the Company. True and correct copies of the Promissory Notes have been made available to Parent. The obligations evidenced by the Promissory Notes are properly treated as a dividend within the meaning of Sections 301 and 316 of the Code, the distribution of which to the Company shareholders was not contingent upon the Merger, and the obligations represented by the Promissory Notes have been discharged by the Company and paid in full on the Execution Date, immediately prior to the execution of this Agreement by the parties hereto.

2.14 Employee Benefit Plans.

Neither the Company nor any Member of the Controlled Group is a party to or bound by, any currently effective (i) "employee benefit plans" within the meaning of Section 3(3) of ERISA, whether or not intended to be tax-qualified under Section 401(a) of the Code; or (ii) employee benefit, bonus or other incentive compensation, profit-sharing, deferred compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, employment, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, agreements, policies, or practices, whether legally binding or not. On or prior to the Closing , the Company will take formal action to terminate the Company 401(k) Plan.

2.15 Certain Agreements Affected by the Merger.

Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, agent or employee of Company, Jaysac or any third party, (ii) materially increase any benefits otherwise payable by Company or Jaysac or (iii) result in the acceleration of the time of payment or vesting of any such benefits except as required under Code Section 411(d)(3).

2.16 Employee Matters.

    In the past twelve (12) months, the Company and Jaysac, in aggregate, have had no more than five (5) employees and the employment of all employees of the Company and Jaysac shall have been terminated by the Company prior to Closing. No current or past employee of Company or Jaysac has been granted the right to continued employment by Company or to any material compensation following termination of employment with Company; and no employee has any agreement or contract, written or verbal, regarding his employment, other than such agreement or contract that has been duly terminated by the Company prior to Closing.
    Each of Company and Jaysac have complied in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices. Company and Jaysac have withheld all amounts required by law or by agreement to be withheld from the wages, salaries, and other payments to employees; and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing.

2.17 Interested Party Transactions.

Except for the Sachs Loan, neither Company nor Jaysac is indebted to any director, officer, employee or agent of Company or Jaysac (except for amounts due as normal salaries and in reimbursement of ordinary expenses), and no such Person is indebted to Company or Jaysac.

2.18 Insurance.

Schedule 2.18 of the Company Disclosure Schedule contains a complete list, and Parent has been provided with access to all of the insurance policies and bonds maintained by Company and Jaysac, all of which are in full force and effect in all material aspects. Except as disclosed in the Schedule 2.18 of the Company Disclosure Schedule, no insurer under any insurance policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond prior to the Closing or generally disclaimed liability thereunder. To the extent that any material insurance policy or bond has been or will be canceled prior to the Closing Date, Company agrees to obtain comparable insurance policies with comparable coverage prior to the Closing Date. Neither Company nor Jaysac is in default under any such policy or bond.

2.19 Compliance With Laws.

To the Knowledge of Company, Company and Jaysac have complied with, are not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership of its assets or operation of its business (other than Legal Requirements that relate directly to the physical condition, maintenance or leasing of the Properties or to Environmental Laws). Company and Jaysac have not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential material violation of, or failure to comply with, any Legal Requirement by Company or Jaysac, which has not been cured.

2.20 Minute Books.

All minute books of Company and Jaysac have been made available to Parent

2.21 Brokers' and Finders' Fees.

Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

2.22 Shareholder Vote.

The affirmative vote of (a) the holders of more than fifty percent (50%) of Company Common Stock and (b) the holders of more than fifty percent (50%) of Company Preferred Stock outstanding on the record date set for Company Shareholders meeting is the only vote of the holders of any of Company's Capital Stock necessary to approve this Agreement and the transactions contemplated thereby and hereby. Company Shareholders have approved this Agreement and the Merger by written consent in accordance with California Law and Company has made available to Parent copies of such written consent, duly executed by all of the Company Shareholders.

2.23 Board Approval.

The Board of Directors of Company has (i) approved this Agreement and the Merger, (ii) determined that the Merger is in the best interests of Company Shareholders and is on terms that are fair to such shareholders, and (iii) recommended that Company Shareholders approve this Agreement and the Merger.

2.24 Leases.

    Rent Roll. At least three (3) days prior to the Closing Date, the Company shall deliver to Parent a list (the "Rent Roll") of each lease or agreement for the use or occupancy of each Property (collectively, the "Leases") as of the date of this Agreement. The Rent Roll lists (a) the Leases in effect at each Property; (b) the identities of the tenants under the Leases in effect at each Property (collectively, the "Tenants"), (c) any delinquencies under the Leases in effect at each Property, (d) the units occupied by the Tenants; (e) the commencement and expiration dates of the Leases in effect at each Property; (f) the monthly rents payable thereunder; and (g) the security deposits and prepaid rents of more than one (1) month in advance that have been paid by any Tenants. This Rent Roll shall be complete in all material respects and all information therein shall be accurate as of its date. Company and/or Jaysac are the owners of the entire lessor's interest in and to each of the Leases and none of the Leases or the rentals or other sums payable thereunder has been assigned or otherwise encumbered, except as set forth in Schedule 2.24(a) of the Company Disclosure Schedule. True, correct and complete copies of all Leases and all amendments, guarantees and other documents relating thereto have been delivered or otherwise made available to Parent during the Due Diligence Period.
    Costs. Except as shown on the Rent Roll, Company has paid in full any landlord's leasing costs or obligations, including, without limitation, any material costs incurred by Company in connection with any tenant improvements.
    Brokerage Fees. Except as shown on the Schedule 2.24(c) of the Company Disclosure Schedule, (i) no brokerage or similar fee is due or unpaid by Company or Jaysac with respect to the Leases, and (ii) no brokerage or similar fee shall be due or payable after the Closing in connection with the Leases pursuant to any agreement entered into by Company or Jaysac or of which Company has Knowledge.

2.25 Material Contracts.

Schedule 2.25 lists (a) all Contracts, if any, for the purchase of sale of real property, in which either the Company or Jaysac is a party, (b) all laundry leases, all property management agreements, all housing allowance agreements and all phone contracts, in which either the Company or Jaysac is a party or which pertain to any of the Properties, and (c) any other Contract, in which the Company or Jaysac is a party or which pertains to any of the Properties, that cannot be terminated by the Company (or Parent after Closing) with thirty (30) days or less prior notice without a penalty or fee in excess of $15,000. The Contracts listed on Schedule 2.25 are referred to herein as the "Material Contracts." To the Knowledge of the Company, Schedule 2.25 sets forth all the material Contracts in which either the Company or Jaysac is a party or is bound by.

2.26 No Breach of Material Contracts.

To the Knowledge of Company, all Material Contracts are in written form. Company has performed all of the material obligations required to be performed by it and is entitled to all material benefits under, and is not alleged to be in default in respect of any Material Contract. To the Knowledge of Company, each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Company or, to Company's Knowledge, with respect to the other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or conditions, would become a default or event of default under any Material Contract. To the Knowledge of Company, true, correct and complete copies of all Material Contracts (as amended) have been made available to Parent.

2.27 Material Third Party Consents.

Schedule 2.27 of the Company Disclosure Schedule lists all Material Contracts that require a novation or consent to the Merger or change of control, as the case may be, prior to the Effective Time so that such Material Contracts may remain in full force and effect after the Closing (the "Material Contracts Requiring Novation or Consent to Change of Control") and sets forth every Material Contract Requiring Novation or Consent to Change of Control which, if no novation occurs or if no consent to the Merger or change of control is obtained, would have a material adverse effect on Parent's ability to operate the business in the same manner as the business was operated by Company prior to the Effective Time.

2.28 No Trading.

Since October 6, 2002 and excluding any shares of Parent Common Stock issued to the Company Shareholders pursuant to this Agreement, neither the Company, Jaysac, the Company Shareholders nor any of their respective beneficiaries, Subsidiaries or Affiliates have purchased, sold (including any short sale) or otherwise traded any securities of the Parent, other than as contemplated by this Agreement.

2.29 Company Shareholders' Residency, Status and Investment Intent.

Such Company Shareholder was validly organized under the laws of the State of California. Such Company Shareholder is an "accredited investor" as defined in Rule 501 under the Securities Act. Such Company Shareholder has been advised that the Parent Common Stock is not registered under the Securities Act or under certain applicable state securities laws. The Parent Common Stock is being acquired for such Company Shareholder's own account and for investment purposes and not with a view to, or for resale in connection with, any distribution or public offering thereof in violation of the Securities Act, within the meaning of the Securities Act.

2.30 Power of Company Shareholders.

    Such Company Shareholder has the full power, legal capacity and authority to enter into this Agreement and each of the other Transaction Agreements to which such Company Shareholder is a party and to consummate the Transactions. The execution and delivery by such Company Shareholder of this Agreement and the other Transaction Agreements to which such Company Shareholder is a party, and the consummation by such Company Shareholder of the Transactions contemplated hereby and thereby have been duly authorized by all requisite action by such Company Shareholder. Each of this Agreement and the other Transaction Agreements constitutes and, when executed and delivered by or on behalf of such Company Shareholder, will constitute, the legal, valid and binding obligation of such Company Shareholder, enforceable against such Company Shareholder in accordance with its terms, except as that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and subject to general principles of equity.
    John M. Sachs is the duly appointed and acting trustee of the Sachs Family Trust. John M. Sachs, Timothy M. Considine, Marie Beeman and Paul Dixon are the duly appointed and acting trustees of the J.D.S. Trust, the S.C. Trust, the J.S.P. Trust, the K.A.S. Trust and the L.L.R. Trust. Each Company Shareholder represents and warrants that the trust instrument governing the administration of its trust and its trust validly exist under and is governed by the laws of the State of California. Each Company Shareholder represents and warrants that its respective trustees have the full and sole power and authority necessary to (i) own the shares of Company Capital Stock owned by such trust, (ii) execute and deliver this Agreement and all other documents required to be executed and delivered by the trustees of such trust pursuant to this Agreement and the other Transaction Agreements and (iii) perform the obligations on the part of such trust contemplated by this Agreement and the other Transaction Agreements. Each Company Shareholder represents and warrants that the execution and delivery of this Agreement and the other Transaction Agreements and all other such documents by the trustees of such trust and the performance by the trustees of such trust of the obligations on the part of such trust contemplated by the Agreement, the other Transaction Agreements and all such other documents do not, and will not, violate any provision of the trust instrument governing the administration of such trust, violate any federal law, any law of the State of California or any other law applicable to the administration of such trust.

2.31 Ownership and Status of Company Capital Shares.

Such Company Shareholder is the record and beneficial owner of all of the issued and outstanding shares of Company Capital Stock set forth next to its name in Schedule 2.2(a) of the Company Disclosure Schedule, in each case free and clear of all liens, other than as expressly contemplated by this Agreement and restrictions on transfer under the Securities Act and state securities laws.

2.32 No Conflicts or Litigation.

Except as set forth in Schedule 2.32 of the Company Disclosure Schedule, the execution, delivery and performance in accordance with their respective terms by such Company Shareholder of this Agreement and the other Transaction Agreements to which such Company Shareholder is a party contemplated hereby does not and will not, on such Company Shareholder's part,(a) violate or conflict with any Legal Requirements or give any Governmental Body or other Person the right to challenge any of the Transactions, (b) require any filings, authorizations, consents, approvals or notices with or by any court, administrative agency, commission, government or regulatory authority, (c) breach or constitute a material default under any agreement or instrument to which such Company Shareholder is a party or by which such Company Shareholder or any of the shares of Company Capital Stock owned by such Company Shareholder are bound, or breach any of the provisions of, result in a violation of, or require any authorization or approval under, the trust agreements under which such trust was formed, (d) result in the creation or imposition of, or afford any Person the right to obtain, any lien upon any of shares of Company Capital Stock owned by such Company Shareholder. There are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the Knowledge of such Company Shareholder, threatened, to which such Company Shareholder is or may become a party which (x) question or involve the validity or enforceability of any of such Company Shareholder's obligations under this Agreement or the other Transaction Agreements or (y) seek to prevent or delay the consummation by such of the Transactions.

2.33 Company Shareholders' Agreements.

No Company Shareholder is party to any shareholders' agreements, pooling agreements, voting trusts or other similar agreements with respect to the ownership or voting of any of its shares of Company Capital Stock.

2.34 Representation by Counsel.

Such Company Shareholder represents and agrees that it: (a) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) has had the full right and opportunity to consult with such Company Shareholder's counsel (if counsel has been retained by such Company Shareholder) and other advisors and has availed itself of this right and opportunity; (c) has carefully read and fully understands this Agreement in its entirety and has had such Agreement fully explained to it by such counsel (if counsel has been retained by such Company Shareholder); (d) is fully aware of the contents hereof and the meaning, intent and legal effect thereof, and (e) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence. Any rule of law or any legal decision that would require interpretation of any ambiguities in the Agreement against the party that drafted it is of no application and is hereby expressly waived.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to Company and Company Shareholders as follows:

3.1 Organization, Standing and Power.

Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and duly qualified to conduct business as a foreign corporation and is in good standing under the laws of the State of California. Parent and Merger Sub each have the corporate power to own their respective properties and to carry on their respective businesses as now being conducted and as currently proposed to be conducted and are each duly qualified to do business and are in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Parent Material Adverse Effect. Parent has made available to Company a true and correct copy of its articles of incorporation and bylaws or other charter documents, as applicable, each as amended to date. Neither Parent nor Merger Sub is in violation of any of the provisions of its respective articles of incorporation or bylaws or equivalent organizational documents.

3.2 Capital Structure.

As of September 30, 2002, the authorized capital stock of Parent consists of: Six Hundred Fifty Six Million Six Hundred Eighty Two Thousand One Hundred Seventy Eight (656,682,178) shares of common stock, $0.0001 par value per share, of which Eighteen Million Two Hundred Sixty One Thousand Two Hundred Sixty Eight (18,261,268) shares were issued and outstanding; Two Million (2,000,000) shares of 7.875% Series B preferred stock, $0.0001 par value per share, of which no shares are issued and outstanding; Five Hundred Thousand (500,000) shares of 9.125% Series C preferred stock, $0.0001 par value per share, of which no shares are issued and outstanding; Two Million (2,000,000) shares of 9.30% Series D preferred stock, $0.0001 par value per share, of which no shares are issued and outstanding; Two Million Two Hundred Thousand (2,200,000) shares of 9.25% Series E preferred stock, $0.0001 par value per share, of which no shares are issued and outstanding; Three Hundred Thirty Million shares of Excess Stock, $0.0001 par value per share, of which no shares are issued and outstanding; and Six Million Six Hundred Seventeen Thousand Eight Hundred Twenty Two (6,617,822) shares of Series A Junior Participating Preferred Stock, of which, no shares are issued and outstanding. The shares of Parent Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid, and non- assessable, free of any liens or encumbrances (other than any liens or encumbrances created by the holder thereof) and other than restrictions on transfer created under the Securities Act and state securities laws, not subject to any preemptive rights or rights of first refusal, and issued in compliance with all applicable federal and state securities laws. Except for the rights created pursuant to this Agreement, up to 1,000,000 options to purchase Parent capital stock granted to employees and directors of the Parent pursuant to existing stock option plans, and other than as set forth in the Parent SEC Documents, there are no outstanding Parent Options.

3.3 Authority.

    Parent and Merger Sub each have all requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the Transactions have been duly authorized by all necessary corporate and shareholder action on the part of each of Parent and Merger Sub.
    This Agreement and the other Transaction Agreements to which it is a party have been (or will be as of the Closing) duly executed and delivered by each of Parent and Merger Sub and constitutes (or will constitute as of the Closing) the valid and binding obligations of Parent and Merger Sub enforceable against each in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity. The execution and delivery of this Agreement do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, as amended, or (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Merger Sub or their respective properties or assets, except, in the case of clause (ii), for any such conflict, violation, default, termination, cancellation, acceleration or loss which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
    Except to the extent heretofore made or obtained, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Body, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger and Agreement of Merger, together with the required officers' certificates, as provided in Section 1.2, (ii) the filing of a registration statement, as contemplated by the Registration Rights Agreement, with the SEC covering the resale of the shares of Parent Common Stock issued in the Merger, (iii) filings to be made after Closing, and (iv) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Parent Material Adverse Effect or would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

3.4 SEC Documents; Financial Statements.

Parent has made available to Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filing filed with the SEC by Parent since December 31, 2001 (collectively, the "Parent SEC Documents"). In addition, Parent has made available to Company all exhibits to Parent SEC Documents filed prior to the date hereof. As of their respective filing dates, Parent SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act. Parent is currently eligible to register shares of Parent Common Stock on Form S-3, subject to filing restated Parent's 2001 consolidated financial statements to conform to the Financial Standards Board's SFAS No. 144. As of the date of filing of any registration statement with the SEC pursuant to the Registration Rights Agreement, Parent shall be eligible to register shares of Parent Common Stock on Form S-3, and Parent will use commercially reasonable efforts, fairly taking into account the interests of the Company Shareholders, to maintain such eligibility until effectiveness of the Registration Statement covering the resale of the shares of Parent Common Stock issued to Company Shareholders in connection with the Merger. The financial statements of Parent, including the notes thereto, included in Parent SEC Documents (the "Parent Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements, included in Quarterly Reports on Form 10-Qs, as permitted by Form 10-Q of the SEC). Parent Financial Statements fairly present the consolidated financial condition and operating results of Parent as of the dates and for the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments). Since September 30, 2002, to the Knowledge of the Parent, there has been no Parent Material Adverse Effect.

3.5 Brokers' and Finders' Fees.

Except for a broker engaged by Parent in connection with the Transactions to whom Parent shall pay all fees incurred and indemnify, defend and hold Company Shareholders harmless from paying the fees for such broker's activities related to the Transactions , Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.6 Qualified REIT Subsidiary.

Merger Sub is a wholly-owned subsidiary of the Parent and is a "Qualified REIT Subsidiary" within the meaning of Section 856(i) of the Code.

3.7 REIT Status.

Parent has properly elected to be taxable as a real estate investment trust (a "REIT") within the meaning of Sections 856 et sec of the Code and currently qualifies for taxation as a REIT.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Confidentiality.

The parties acknowledge that Parent and Company have previously executed a non-disclosure agreement dated September 25, 2002 (the "Confidentiality Agreement"), a copy of which is attached hereto as Exhibit E, which Confidentiality Agreement shall terminate at Closing.

4.2 Consents; Cooperation.

    After Closing, John M. Sachs will assist Parent in complying with its contractual and legal requirements related to the Merger; which may include, without limitation, assistance with the preparation of a statement of revenue and certain expenses of the Properties for the year ended December 31, 2001 and the nine months ended September 30, 2002, in accordance with Regulation S-X Rule 3-14 of the SEC's Rules and Regulations which is to be audited by the Parent's accountants for the year ended December 31, 2001 and filed with the SEC. In connection with this audit, the John M. Sachs will provide the Parent's accountants access to the books and records associated with the Properties to enable the completion of the audit which includes the provision of a representation letter by Company as reasonably requested by Parent's accountants. Parent shall pay for the costs of preparing the statement of revenue and certain expenses for the periods presented above and the costs associated with engaging the Parent's accountants to audit the financial statement. In the event that the data necessary to prepare the financial statement are retained by Considine & Considine ("Considine"), John M. Sachs shall use commercially reasonable efforts to obtain from Considine access to all work papers relating to the compilations of the Company's financial statements, and the continued cooperation of Considine with regard to providing financial information to the Parent which is required to be included in the statement of revenue and certain expenses of the Properties.
    Company shall use commercially reasonable efforts to furnish Parent, on or prior to the Closing Date, with evidence satisfactory to it of the consent or approval of those Persons whose consent or approval shall be required in connection with the Merger under the contracts of Company set forth, or required to be set forth, on Schedule 2.27.

4.3 Expenses.

Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger, the other Transaction Agreements and the Transactions shall be paid by the party incurring such expense. Any Company Closing Expenses shall reduce the Aggregate Consideration in accordance with Sections 1.6 and 1.13.

4.4 Efforts and Further Assurances.

Each of the parties to this Agreement shall use its commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

4.5 Ownership Limit.

    Parent shall provide effective waivers from the "Ownership Limit" as defined in and set forth in its amended and restated articles of incorporation as amended and supplemented (the "Charter"), as necessary, for the Company Shareholders. Company and the Company Shareholders acknowledge and agree that, as a condition to Parent's waiver of such Ownership Limit, all shares of Parent Common Stock to be issued to Company Shareholders at the Closing shall be held in trusts and that the Company Shareholders shall execute such documents reasonably requested by the Parent to give effect to such waivers. After Closing, the Parent shall also provide additional waivers from the "Ownership Limit" for up to one (1) trust established by each beneficiary of each such trust (other than John M. Sachs); provided, that (a) the Company Shareholder gives the Parent at least ninety (90) days written notice of the transfer of shares of Parent Common Stock to the trust established by such beneficiary, and (b) that such trust executes any documents reasonably requested by the Parent to give effect to such waivers. Such waiver shall remain in effect with respect to shares of Parent Common Stock until the earlier of the sale of any such shares of Parent Common Stock or until any dissolution of such trusts would not lead to a violation of the Ownership Limit. Parent will reimburse John M. Sachs for aggregate legal costs not to exceed $15,000 incurred in the establishment of up to five (5) trusts for the beneficiaries of the company Shareholders (other than John M. Sachs).
    In order for the Parent to provide the ownership waivers as contemplated by Section 4.5(a), each Company Stockholder hereby agrees that its violation or attempted violation of the Ownership Limit, because of its Beneficial Ownership of Equity Stock, will result in the portion of its Equity Stock causing such violation or attempted violation to be converted to Excess Stock in accordance with Article EIGHTH(a)(3) of the Parent's Charter (provided that, for purposes of this agreement, the rules of Section 856(h)(3)(A) of the Code shall apply), unless it has previously obtained an exemption from the Ownership Limit pursuant to Article EIGHTH(a)(9) of the Parent's Charter with respect to its Equity Stock causing such violation or attempted violation. For the purposes of this Section 4.5(b), capitalized terms shall have the meaning set forth in the Parent's Charter.

4.6 Prior Dividend.

At all times before or after Closing, each of the Company and the Company Shareholders shall treat the Prior Dividend as a dividend, within the meaning of Sections 301 and 316 of the Code, on all Tax Returns filed by or on behalf of members of the Group and each of the Company Shareholders (including, for this purpose, their respective beneficiaries) and neither the Company nor any of the Company Shareholders (or their respective beneficiaries) shall knowingly take any action that would be reasonably expected to cause the Prior Dividend not to be treated as a dividend within the meaning of Sections 301 or 316 of the Code or otherwise be inconsistent with such treatment.

ARTICLE V

CONDITIONS TO THE MERGER

5.1 Conditions to Obligations of Each Person to Effect the Merger.

The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

    No Injunctions or Restraints; Illegality. No Order issued by any Governmental Body or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any Proceeding brought by any Governmental Body seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other Order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other Order lifted.
    Governmental Approval. Parent and Company shall have timely obtained from each Governmental Body all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the several transactions contemplated hereby, including such approvals, waivers and consents as may be required under the Securities Act and under state blue sky laws.

5.2 Additional Conditions to Obligations of Company.

The obligations of Company and Company Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Company:

    Representations, Warranties and Covenants. (i) The representations and warranties of Parent in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time and (ii) Parent shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent as of the Effective Time.
    Exempt Person. Parent shall have executed and delivered to Company the Exempt Person Agreement in the form of Exhibit L hereto (the "Exempt Person Agreement").
    Escrow Agreement. Parent and Escrow Agent shall have executed and delivered to Company the Escrow Agreement.
    Registration Rights Agreement. Parent shall have executed and delivered the to Company the Registration Rights Agreement.
    Opinion. Company shall have received a legal opinion from Morrison & Foerster LLP, dated the Closing Date, in substantially the form of Exhibit F.
    Certificates of Good Standing. Parent shall, prior to the Closing Date, provide Company a certificate from the Secretary of State of Maryland and from the Secretary of State of each other state in which Parent is qualified to do business as a foreign corporation as to Parent's good standing in each such state. Parent shall, prior to the Closing Date, provide Company a certificate from the Secretary of State of Delaware and from the Secretary of State of each other state in which Merger Sub is qualified to do business as a foreign corporation as to Merger Sub's good standing in each such state.
    Jaytex. Parent shall have executed and delivered the Jaytex Purchase Agreement to the Company.
    Listing of Additional Shares. Parent shall have caused all shares of Parent Common Stock to be issued pursuant to the terms of this Agreement to be approved for listing on the New York Stock Exchange upon notice of issuance.
    Release of Sachs as Guarantor. The Parent shall have executed any document reasonably necessary to release John M. Sachs from any personal guaranty of the Keycorp Loans or the Cal Bank Loans.

5.3 Additional Conditions to the Obligations of Parent.

The obligations of Parent to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

    Representations, Warranties and Covenants. Except as disclosed in Company Disclosure Schedule dated the date of this Agreement, (i) the representations and warranties of Company and the Company Shareholders in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality; which representations and warranties as so qualified shall be true in all respects) on and as of the Effective Time as though such representations and warranties were made on and as of such time and (ii) Company and the Company Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Effective Time.
    Secretary Certificate. Company shall have delivered to Parent a certificate of its Secretary certifying as to the accurateness and completeness of the (i) Company's Articles of Incorporation and Jaysac's partnership agreement, (ii) Company's Bylaws, and (iii) resolutions of its Board of Directors approving the Merger and this Agreement, each as attached thereto.
    Third Party Consents and Waivers and Terminations. Parent shall have been furnished with evidence satisfactory to it of the consent or approval of those persons whose consent or approval shall be required in connection with the Merger under the Contracts of Company set forth, or required to be set forth, on Schedule 2.27 hereto.
    Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Parent's conduct or operation of the business of Company, following the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Body, seeking the foregoing be pending.
    Opinion. Parent shall have received a legal opinion from (i) Seltzer Caplan McMahon Vitek, (ii) Keeney Waite & Stevens and (iii) David Thornton, Esq., each dated the Closing Date, in substantially the form of Exhibit G- 1, Exhibit G-2 and Exhibit G-3, respectively.
    Certificates of Good Standing. Company shall, prior to the Closing Date, provide Parent a certificate from the Secretary of State of California and from the Secretary of State of each other state in which Company is qualified to do business as a foreign corporation as to Company's good standing in each such state.
    Certificate of Trust. The Company Shareholders shall have delivered a duly executed and complete certificate of trust to Parent in a form reasonably acceptable to the Parent.
    Dissenters. No holder of outstanding shares of Company Capital Stock shall have elected to, or otherwise be entitled to, exercise their rights to dissent from the Merger.
    intentionally deleted.
    Jaytex. John M. Sachs shall have executed and delivered the Jaytex Purchase Agreement to the Parent.
    Title Insurance. Title Company shall be prepared and irrevocably committed to issue to Parent or its permitted designee, as to each Property, an American Land Title Association extended coverage owner's policy of title insurance (with an effective date not earlier than the Closing) in favor of Parent or its permitted designee (a) showing marketable fee simple title to each Property vested in Parent or its permitted designee, (b) containing no exceptions other than the Permitted Exceptions, (c) stating liability coverage in such amounts as shall be determined by Parent and (d) with such endorsements as Parent may reasonably request (including, without limitation, a non-imputation endorsement as to matters within the Knowledge of Company prior to the Closing) (the "Owner's Title Policy"). The Company shall deliver to the Title Company authority documents and such customary owner's statements, affidavits and certificates in connection with the issuance of the Owner's Title Policy as the Title Company may request, including, without limitation, the affidavits described in Section 5.3(m) below.
    Estoppels. Company shall have obtained and delivered to Parent a tenant estoppel certificate in form and substance satisfactory to Parent from the tenants under the industrial/office Leases. Said certificates shall be substantially in the form attached hereto as Exhibit H and shall be dated no earlier than thirty (30) days prior to the Closing Date.
    Affidavit of Title. On or before the Closing Date, John M. Sachs and Jeffrey D. Sachs shall have each executed and delivered to the Title Company an original of the Affidavit of Title in the form attached hereto as Exhibit I, for each Property.
    Rent Roll. Company shall have delivered the Rent Roll to Parent.
    Promissory Notes. The Promissory Notes shall have been paid in full and returned to the Company marked canceled.
    Escrow Agreement. Company, Indemnification Representative and Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.
    Registration Rights Agreement. Company Shareholders shall have executed and delivered to Parent the Registration Rights Agreement.
    Loans.

(i) The Parent shall have received a payoff letter or payoff letters, as the case may be, in form and substance reasonably acceptable to Parent in respect of the Cal Bank Loans (except for the line of credit, which the parties acknowledge will be repaid after Closing) and the Sachs Loan, together with evidence of the release of all collateral, security interests and deeds of trusts relating thereto.

    Keycorp shall have delivered in writing its consent to the transactions contemplated by this Agreement and assumption of the Keycorp Loans, which consent shall not be subject to any unreasonable conditions, as determined by Parent, as well as customary estoppel certificates.
    Certain Permits. Pursuant to San Diego Municipal Code (SDMC) 147.04, Company shall have submitted, for each Property located in the City of San Diego (each a "San Diego Property"), a Water Conservation Certificate ("WCC"), signed by both the Company and Parent, to the City of San Diego Water Conservation Program, certifying that the building located on the San Diego Property has water conserving plumbing fixtures in place in compliance with San Diego Municipal Code (SDMC) 147.04. A form of the WCC is attached hereto as Exhibit J. Notwithstanding anything to the contrary contained in this paragraph, in the event a WCC is already on file with the City of San Diego with respect to a San Diego Property, and no new WCC is required with respect to such San Diego Property, then the condition contained herein shall be waived with respect to such San Diego Property.
    Employee Benefit Plans. Company shall have terminated the Company 401(k) Plan and any other Employee Benefit Plans and Company shall have provided to Parent (i) executed resolutions by the Board of Directors of Company authorizing the termination and (ii) an executed amendment to Company 401(k) Plan and any other Employee Benefit Plans sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of Company 401(k) Plan and any such other Employee Benefit Plans will be maintained at the time of termination.
    Employee Termination Notices. Company and Jaysac shall have terminated the employment of all of their respective employees and shall have given all notices and other information required to be given to the employees of Company or Jaysac, as applicable, any collective bargaining unit representing any group of employees of Company or Jaysac, as applicable, and any applicable government authority under the WARN Act, the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with such termination and the transactions provided for in this Agreement.
    Waivers of Rights of First Refusal. Company Shareholders or other parties with rights of first refusal, preemptive rights, rights of first offer, co-sale rights, or other similar rights, if any, with respect to Company Capital Stock, shall have waived such rights
    Certain Personal Property. Company shall have distributed the personal property set forth on Schedule 5.3(w) to certain of the Company Shareholders.
    FIRPTA Certificate. Company shall have executed and delivered to Parent a FIRPTA Certificate in the form of Exhibit K-1.
    California Form 597-W Certificate. Company shall have executed and delivered to Parent a California Form 597-W Certificate in the form of Exhibit K-2.
    UCC. Company shall have removed any UCC financing statements effecting any of the Properties, including those statements listed in Schedule 5.3(z).
    Exempt Person. Each of the Company Shareholders shall have executed and delivered to Parent the Exempt Person Agreement.

ARTICLE VI

ESCROW AND INDEMNIFICATION

6.1 Survival.

Subject to the limitations and other provisions of this Agreement, the representations and warranties of Company, the Company Shareholders and Parent contained in this Agreement shall survive until the twenty-four (24) month anniversary of the Closing; provided, however, that, notwithstanding the foregoing, (a) the representations and warranties set forth in Sections 2.2 (Capital Structure) and 2.31 (Ownership of Shares) shall survive indefinitely, (b) the representations and warranties set forth in Section 2.12 (Taxes) shall survive until thirty (30) days after all applicable statutes of limitation, including waivers and extensions thereof, have expired with respect to each matter expressed therein, (c) the representations and warranties set forth in Section 3.7 (REIT Status) shall survive until the forty- eight (48) month anniversary of the Closing, and (d) the representations and warranties set forth in Sections 2.8 (Real Property), 2.11 (Environmental Matters), 2.24 (Leases) and, to the extent that the representation or warranty in such Section relates directly to the physical condition, maintenance or leasing of the Properties or to Environmental Laws, Sections 2.7(a), 2.9(Governmental Authorizations) and 2.19(Compliance with Laws) shall survive until the thirty (30) day anniversary of the Closing; provided, further, however, that the foregoing survival limitations shall not apply to claims regarding fraudulent representations or warranties. Upon the expiration of the applicable survival period referred to above, all such representations and warranties shall terminate and cease to be of any further force and effect; provided, however, that if an Indemnified Person delivers, before expiration of a representation or warranty, a Claim Notice (as defined below) in accordance with the terms hereof, based upon a breach of such representation or warranty, then if the representation or warranty would otherwise have expired pursuant to this Section 6.1, the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice.

6.2 Escrow Fund.

At Closing, the Escrow Shares shall be registered in the name of the Sachs Family Trust (provided that the Sachs Family Trust executes a separate stock power with a medallion guaranty of the signature in a form acceptable to the Escrow Agent (in the event that the Sachs Family Trust fails to execute such documents, the Escrow Shares shall be held in the name of the Escrow Agent as nominee)) and be deposited with the Escrow Agent; such deposit to constitute the "Escrow Fund" and to be governed by the terms set forth herein and in the Escrow Agreement. The Escrow Fund shall be available to compensate Parent pursuant to the indemnification obligations of the Principals. However, the rights of Parent Indemnified Persons under this Article VI shall not be limited to the Escrow Fund nor shall the Escrow Agreement be the exclusive means for Parent Indemnified Persons to enforce such rights. The Escrow Period shall terminate for all matters on the forty-eight (48) month anniversary of the Effective Time; provided, however, that a portion of the Escrow Shares, which is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to the termination of the Escrow Period with respect to facts and circumstances existing prior to the expiration of the Escrow Period, shall remain in the Escrow Fund until such claims have been resolved.

6.3 Indemnification Obligations.

(a) Subject to the limitations set forth in this Article VI, the Principals, jointly and severally, shall indemnify, protect, defend and hold harmless Parent, its Subsidiaries (including the Surviving Corporation) and any of their respective officers, directors, agents and employees, and each Person, if any, who controls or may control Parent within the meaning of the Securities Act (the "Parent Indemnified Persons") from and against any and all of the amount of Damages (collectively, "Parent Damages") arising out of:

(i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Company or Company Shareholders in this Agreement, Company Disclosure Schedules or any exhibit or schedule to, or delivered in connection with, this Agreement (including any representations, warranties, covenants and agreements given or made by John M. Sachs in the Jaytex Purchase Agreement), it being understood and agreed that for the purpose of determining the amount of Damages under this Section 6.3(a), such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") or "Company Material Adverse Effect";

    any Remaining Excess Liabilities;
    any payment to Parent under Section 1.14;
    any unpaid arbitration fees of Company Shareholders under Section 1.13(b)(iv) or Section 6.4;
    any Damages Parent or any of its Affiliates may suffer resulting from or caused directly or indirectly by any liability for Taxes of Company or any of its Affiliates, relating to the period prior to and including the Closing Date, including, without limitation, any liability as transferee or successor, by contract, operation of law, or otherwise;
    notwithstanding anything to the contrary herein, including, without limitation, Sections 2.7, 6.1 and 6.9, and notwithstanding anything to the contrary set forth in the Company Disclosure Schedules, any Damages Parent or any of its Affiliates may suffer resulting from or caused directly or indirectly by any Order, Proceeding, claim, action, suit, litigation, arbitration, inquiry, or investigation pending or threatened, known or unknown, resulting from events, action or conduct of the Company or Company Shareholders and any of their respective Affiliates, Subsidiaries or Representatives prior to the Effective Time, including, without limitation, any such Damages resulting from or directly or indirectly related to the litigation matter(s) set forth in Schedule 2.7 of the Company Disclosure Schedule;
    notwithstanding anything to the contrary herein, including, without limitation, Section 2.14, 6.1 or 6.9, and notwithstanding anything to the contrary in the Company Disclosure Schedules, any Damages Parent or any of its Affiliates may suffer arising from or caused directly or indirectly by the adoption, operation, or termination of the Company 401(k) Plan or another Employee Benefit Plan by the Company or any Member of a Controlled Group; and
    notwithstanding anything to the contrary herein, including, without limitation, Sections 2.11, 6.1 and 6.9, and notwithstanding anything to the contrary set forth in the Company Disclosure Schedules, one-half (1/2) of the Damages Parent or any of its Affiliates may suffer with respect to the Properties referred to "Emerald Palms" in San Diego, California and "Woodlawn Colonial" in Chula Vista, California resulting from or caused directly or indirectly by any breach, non-compliance or violation (or alleged breach, non- compliance or violation) of any Environmental Law, or any clean-up or remediation costs, claim, action, suit, litigation, arbitration, inquiry, or investigation pending or threatened, known or unknown, with respect to any Environmental Law or for any release (as defined in Section 2.11), or any Hazardous Materials existing on such Properties or properties adjacent thereto as of Closing or that in the future migrate from or to such Properties; the foregoing indemnification includes, without limitation, any such Damages resulting from or directly or indirectly relating to environmental matters on these Properties that have been identified and discussed by the parties.

(b) The Parent shall indemnify Company and the Company Shareholders and any of their respective officers, directors, agents and employees (the "Company Indemnified Persons") from and against any and all Damages (collectively, "Company Damages") arising out of:

(i) any misrepresentation or breach of or default in connection with any of the representations, warranties, covenants and agreements given or made by Parent in this Agreement or any exhibit or schedule to, or delivered in connection with, this Agreement, it being understood and agreed that for the purpose of determining the amount of Damages under this Section 6.3(b), such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material");

(ii) any payment to the Company Shareholders under Sections 1.13 or 1.14;

(iii) any unpaid arbitration fees of Parent under Section 1.13(b)(iv) or Section 6.4; and

(iv) any indemnification for broker's fees required by Section 3.5.

(c) It is the intent of the parties that all indemnification obligations of an Indemnifying Person set forth in this Agreement shall apply without regard to whether or not (x) such Indemnifying Person is negligent or otherwise at fault in any respect with regard to the existence or occurrence of any of the matters covered by any such indemnification obligation and (y) such Indemnifying Person otherwise caused or created, or are claimed to have caused or created, the existence or occurrence of any of the matters covered by any such indemnification obligation, whether through their own acts or omissions or otherwise. An Indemnified Person may assign to its Affiliate, without the consent of any other Person, his, her or its right for indemnification, arising under any provision of this Article VI, with respect to Damages of any nature and after such assignment, such Affiliate shall be deemed to be an "Indemnified Person" for the purposes of this Article VI; provided, that such right of indemnification shall remain subject to all defenses that any party hereto may have pursuant to this Agreement. Notwithstanding the foregoing, the assignment of the indemnification rights hereunder is limited to a total of five (5) such assignments for all the Parent Indemnified Persons and to a total of five (5) such assignments for all of the Company Indemnified Persons; provided, however, that such limit shall not apply to assignments by operation of law as a result of the death of an Indemnified Person that is an individual. Notwithstanding the foregoing, no assignee of the indemnification rights hereunder may assign such rights to any Person.

6.4 Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the aggregate liability of the Principals for Parent Damages under Section 6.3(a) shall not exceed $5,000,000 (the "Indemnity Cap"), and (ii) the Principals shall not be liable under Section 6.3(a) unless and until the aggregate Parent Damages for which they would otherwise be liable under Section 6.3(a) exceed $100,000 (the "Indemnity Basket") (at which point the Principals shall become liable for the aggregate Parent Damages under Section 6.3(a), and not just amounts in excess of the Indemnity Basket); provided, however, that notwithstanding the foregoing, claims relating to a breach of representation, warranty or covenant set forth in Sections 2.2 (Capital Structure), 2.7 (Proceedings; Orders), 2.12 (Taxes), 2.31 (Ownership of Shares) and 4.6 (Prior Dividend), claims based on fraud and claims under Sections 6.3(a)(ii), (iii), (iv), (v), (vi) and (viii) shall not be subject to the Indemnity Cap or to the Indemnity Basket. It being understood and agreed that for all purposes of this Section 6.4(a), such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material") or "Company Material Adverse Effect."

(b) Notwithstanding anything to the contrary herein, the Parent shall not be liable under Section 6.3(b) unless and until the aggregate Company Damages for which it would otherwise be liable under Section 6.3(b) exceed the Indemnity Basket (at which point the Parent shall become liable for the aggregate Company Damages under Section 6.3(b), and not just amounts in excess of the Indemnity Basket); provided, however, that notwithstanding the foregoing, claims based on fraud and claims under Sections 6.3(b)(ii), (iii) and (iv) shall not be subject to the Indemnity Basket. It being understood and agreed that for all purposes of this Section 6.4(b), such representations and warranties shall be interpreted without giving effect to any limitations or qualifications as to "materiality" (including the word "material").

(c) Any Parent Damages or Company Damages shall be net of any insurance proceeds actually paid to the Indemnified Person with respect to such Damage.

(d) Notwithstanding anything herein to the contrary, the limitations of an Indemnifying Person's liability provided in this Section 6.4 shall not apply in the event of fraud in the making of any representation or warranty hereunder, or intentional, willful or reckless non-fulfillment or breach of any agreement or covenant in this Agreement.

(e) No Principal or Company Shareholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(f) No claim for a breach of a representation or warranty under Section 6.3(a)(i) by a Parent Indemnified Person shall be actionable if the breach in question results from or is based on a condition, state of facts or other matter with respect to which Parent has Knowledge on or prior to the Closing.

6.5 Claims for Indemnity.

(a) An Indemnified Person shall give written notification to the Indemnifying Person of any Damages that exist to which such Indemnified Person may be entitled to indemnification under this Article VI (including as a result of any Third Party Action) and specifying in reasonable detail the individual items of such Damages included in the amount so stated, the date each such item was paid, or properly accrued or arose, the nature of the misrepresentation, breach of warranty or claim to which such item is related (such notice the "Claim Notice").

(b) In the case of a Third Party Claim resulting in Damages, such notification shall be given promptly after receipt by Indemnified Person of notice of such Third Party Action; provided, however, that no delay or failure on the part of Indemnified Person in so notifying the Indemnifying Person shall relieve such Indemnifying Person of any liability or obligation hereunder except to the extent of any Damage caused by or arising out of such failure. Within thirty (30) days after delivery of such notification of a Third Party Action, the Indemnifying Person may, upon written notice thereof to Indemnified Person, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to Indemnified Person; provided that (i) the Indemnifying Person may only assume control of such defense if it acknowledges in writing to Indemnified Person that any damages, fines, costs or other liabilities that may be assessed against Indemnified Person in connection with such Third Party Action constitute Damages for which Indemnified Person shall be indemnified pursuant to this Article VI and (ii) the Indemnifying Person may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against Indemnified Person; notwithstanding the foregoing, the parties acknowledge that the Company Shareholders shall assume, direct, control and bear the costs of the litigation matters set forth on Schedule 2.7 of the Company Disclosure Schedules. If the Indemnifying Person does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, Indemnified Person shall control such defense. The non-controlling party to such Third Party Action may participate in such defense at its own expense. The controlling party of the Third Party Action shall keep the non-controlling party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the non-controlling party with respect thereto. The non- controlling party shall furnish the controlling party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the controlling party in the defense of such Third Party Action. The fees and expenses of counsel to Indemnified Person with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (x) Indemnified Person controls the defense of such Third Party Action pursuant to the terms of this Section 6.5(b) or (y) the Indemnifying Person assumes control of such defense and Indemnified Person reasonably concludes that the Indemnifying Person and Indemnified Person have conflicting interests or different defenses available with respect to such Third Party Action. The Indemnifying Person shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of Indemnified Person, which shall not be unreasonably withheld, conditioned or delayed. Indemnified Person shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Person, which shall not be unreasonably withheld, conditioned or delayed.

(c) In order to seek indemnification under this Article VI, an Indemnified Person shall deliver a Claim Notice to the Indemnifying Person. If the Indemnified Person is a Parent Indemnified Person and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Person shall deliver a copy of the Claim Notice to the Escrow Agent.

(d) Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Person shall deliver to Indemnified Person a written response (the "Response"), in which the Indemnifying Person shall:

(i) agree that the Indemnified Person is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Person to the Indemnified Person of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Person is a Parent Indemnified Person and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Person and the Indemnified Person shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to such Parent Indemnified Person such number of Escrow Shares as have an aggregate value equal to the Claimed Amount (determined using the Parent Stock Price); provided, further, that in the event that the Claimed Amount exceeds the value of the Escrow Shares, such Response shall direct the Escrow Agent to distribute all of the Escrow Shares to the Parent Indemnified Person and the Indemnifying Person shall deliver a check or wire transfer in the amount of any remaining unpaid Claimed Amount);

(ii) agree that the Indemnified Person is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Person to the Indemnified Person of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Person is a Parent Indemnified Person and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Person and the Indemnified Person shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to a Parent Indemnified Person such number of Escrow Shares as have an aggregate value equal to the Agreed Amount valued at the Parent Stock Price; provided, further, that in the event that the Agreed Amount exceeds the value of the Escrow Shares, such Response shall direct the Escrow Agent to distribute all of the Escrow Shares to the Parent Indemnified Person and the Indemnifying Person shall deliver a check or wire transfer in the amount of any remaining unpaid Agreed Amount); or

(iii) dispute that Indemnified Person is entitled to receive any portion of the Claimed Amount.

(e) During the thirty (30)-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Person and Indemnified Person shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such thirty (30)-day period, the Indemnifying Person and Indemnified Person shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Person and Indemnified Person agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.5(f) shall become effective with respect to such Dispute. The provisions of this Section 6.5(e) shall not obligate the Indemnifying Person and Indemnified Person to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Person and Indemnified Person to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in San Diego County, California. If the Indemnified Person is a Parent Indemnified Person and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Person and Indemnified Person shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to Indemnified Persons (which notice shall be consistent with the terms of the resolution of the Dispute).

(f) If, as set forth in Section 6.5(e), Indemnified Person and the Indemnifying Person agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the "Arbitrator") in accordance with the Commercial Rules of the American Arbitration Association ("AAA") in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules of the AAA in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The parties shall commence the arbitration by jointly filing a written submission in accordance with Commercial Rule 5 (or any successor provision) with the office of the AAA in San Diego, California.

(iii) No depositions or other discovery shall be conducted in connection with the arbitration.

(iv) Not later than thirty (30) days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator's reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction, provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(v) The Arbitrator shall have no power or authority, under the Commercial Rules of the AAA or otherwise, to (x) modify or disregard any provision of this Agreement or (y) address or resolve any issue not submitted by the parties.

(g) Notwithstanding the other provisions of this Section 6.5, if a third party asserts (other than by means of a lawsuit) that an Indemnified Person is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Person may be entitled to indemnification pursuant to this Article VI, and such Indemnified Person reasonably determines that it has a valid business reason to fulfill such obligation, then (i) such Indemnified Person shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Person, (ii) such Indemnified Person may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Person shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Person to dispute Indemnified Person's entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

(h) For purposes of this Section 6.5(h), (i) if any of the Principals comprise the Indemnifying Person, any references to the Indemnifying Person (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Indemnification Representative, and (ii) if the Principals comprise the Indemnified Person, any references to the Indemnified Person (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Indemnification Representative.

6.6 Indemnification Representative.

(a) Pursuant to the terms hereof, John M. Sachs, is hereby constituted and appointed as agent (the "Indemnification Representative") for and on behalf of the Principals to give and receive notices and communications, to authorize delivery to Parent of Parent Common Stock or other property from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Indemnification Representative for the accomplishment of the foregoing. In the event that John M. Sachs can no longer act as Indemnification Representative, Jeffrey D. Sachs shall act in such capacity; provided, however, that if neither John M. Sachs or Jeffrey D. Sachs can act as the Indemnification Representative, holders of a majority of Parent Common Stock issued at the Closing shall elect a replacement Indemnification Representative. No bond shall be required of the Indemnification Representative, and the Indemnification Representative shall receive no compensation for his services. Notices or communications to or from the Indemnification Representative shall constitute notice to or from each of the Principals.

(b) The Indemnification Representative shall not be liable for any act done or omitted hereunder as Indemnification Representative while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Principals shall jointly and severally indemnify the Indemnification Representative and hold him or it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Indemnification Representative and arising out of or in connection with the acceptance or administration of his or its duties hereunder.

(c) John M. Sachs hereby agrees to act as the Indemnification Representative pursuant to the terms hereof.

6.7 Actions of the Indemnification Representative. A decision, act, consent or instruction of the Indemnification Representative shall constitute a decision of all Company Shareholders for whom shares of Parent Common Stock otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Company Shareholder, and the Escrow Agent and Parent may rely upon any decision, act, consent or instruction of the Indemnification Representative as being the decision, act, consent or instruction of each and every such Company Shareholder. To the extent that either the Escrow Agent or Parent act in accordance with a decision, act, consent or instruction of the Indemnification Representative, Escrow Agent and Parent are hereby relieved from any liability with respect to such act, to any Person, including the Principals.

6.8 Voting Rights and Cash Distributions With Respect to Escrow Shares and Post-Closing Adjustment Shares. The Sachs Family Trust shall retain full voting power over all Escrow Shares and Post-Closing Adjustment Shares and shall be able to substitute cash for Escrow Shares and Post-Closing Adjustment Shares in accordance with the terms of the Escrow Agreement. Any cash dividends, dividends payable in securities or other distributions of any kind (but excluding any shares of Parent capital stock received upon a stock split or stock dividend), shall be promptly distributed by the Escrow Agent to the beneficial holder of the Escrow Shares and/or Post-Closing Adjustment Shares to which such distribution relates, by check mailed via first class mail, to the Sachs Family Trust at its address. Any shares of Parent Common Stock received by the Escrow Agent upon a stock split made in respect of any Escrow Shares or Post-Closing Adjustment Shares shall be added to the Escrow Shares and/or Post- Closing Adjustment Shares, as applicable, and become a part thereof. The provisions of Article VI shall be adjusted to appropriately reflect any stock split, stock dividend or reverse stock split.

6.9 Acknowledgement of Parent; As Is Condition.

Except for any representation, warranties, covenants, indemnifications, agreements and guaranties of Company, the Principals or the Company Shareholders expressly stated herein or in any documents entered into by either Company, the Principals, or the Company Shareholders, in connection with the Transactions, Parent acknowledges and agrees that Company has not made, does not make and specifically negates and disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (i) value of the Properties; (ii) the income to be derived from the Properties; (iii) the suitability of the Properties for any and all activities and uses which Parent may conduct thereon, including, without limitation, the possibilities for future development of the Properties; (iv) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Properties; (v) the manner, quality, state of repair or lack of repair of the Properties; (vi) the nature, quality or condition of the Properties, including, without limitation, the water, soil and geology; (vii) the compliance of or by each Property or its respective operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body; (viii) the manner or quality of the construction or materials, if any, incorporated into the Properties; (ix) compliance with any environmental protection, pollution or land use laws, rules, regulation, orders or requirements, including, without limitation, Title III of the Americans With Disabilities Act of 1990, California Health & Safety Code, the Federal Water Pollution Control Act, the Federal Resource Conservation and Recovery Act, the U.S. Environmental Protection Agency Regulations at 40 C.F.R., Part 261, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Resource Conservation and Recovery Act of 1976, the Clean Water Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, and Regulations promulgated under any of the foregoing; (x) the presence or absence of hazardous materials at, on, under, or adjacent to the Properties; (xi) the content, completeness or accuracy of the due diligence materials or preliminary report regarding title; (xii) the conformity of the improvements to any plans or specifications for the Properties, including any plans and specifications that may have been or may be provided to Parent; (xiii) the conformity of the Properties to past, current or future applicable zoning or building requirements; (xiv) deficiency of any undershoring; (xv) deficiency of any drainage; (xvi) the fact that all or a portion of the Properties may be located on or near an earthquake fault line or on or near a flood plain; or (xvii) the existence of vested land use, zoning or building entitlements affecting the Properties. Parent further acknowledges and agrees that having been given the opportunity to inspect the Properties and review information and documentation affecting the Properties, Parent is relying solely on its own investigation of the Properties and review of such information and documentation, and not on any information provided or to be provided by Company except with respect to the representations and warranties of Company expressly stated herein. Parent further acknowledges and agrees that any information made available to Parent or provided or to be provided by or on behalf of Company with respect to the Properties was obtained from a variety of sources and that Company has not made any independent investigation or verification of such information and makes no representations as to the accuracy or completeness of such information, except as expressly set forth herein. Parent agrees to fully and irrevocably release Company from any and all claims that they may now have or hereafter acquire against Company for any costs, loss, liability, damage, expense, demand, action or cause of action arising from such information or documentation, except as otherwise expressly set forth herein. Company is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Properties, or the operation thereof, furnished by any real estate broker, agent, employee, servant, other person or Parent (including the schedule of deferred maintenance costs with respect to the Properties shown by Parent to Company prior to the date hereof). Parent further acknowledges and agrees that to the maximum extent permitted by law, the sale of the Properties as provided for herein is made on an "as is" condition and basis with all faults, and that Company has no obligations to make repairs, replacements or improvements except as may otherwise be expressly stated herein. Parent represents, warrants, and covenants to Company, which representation, warranty, and covenant shall survive the Closing, that, except for Company's express representations and warranties specified in this Agreement, Parent is relying solely upon Parent's own investigation of the Properties. Notwithstanding anything to the contrary contained in this Section 6.9, the foregoing release shall not apply to (a) any third party claims that accrue prior to Closing or (b) to the Company's or any Company Shareholder's fraud.

ARTICLE VII

GENERAL PROVISIONS

7.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent, to:

Essex Property Trust, Inc.
Attention: Keith R. Guericke, President and Chief Executive Officer

925 East Meadow Drive

Palo Alto, CA 94303

Facsimile No.: (650) 849-1634

Telephone No.: (650) 858-0139

with a copy to:

Essex Property Trust, Inc.

Attention: Michael J. Schall, Executive Vice President and Chief Financial Officer

925 East Meadow Drive

Palo Alto, CA 94303

Facsimile No.: (650) 849-1636

Telephone No.: (650) 858-0139

Essex Property Trust, Inc.

Attention: Jordan E. Ritter, Senior Vice President and General Counsel

925 East Meadow Drive

Palo Alto, CA 94303

Facsimile No.: (650) 849-1659

Telephone No.: (650) 858-1372

Morrison & Foerster LLP

755 Page Mill Road

Palo Alto, CA 94504

Attention: Stephen Schrader, Esq.

Facsimile No.: (650) 494-0792

Telephone No.: (650) 813-5600

if to Company, to:

John M. Sachs, Inc.

2399 Camino del Rio, Suite 101

San Diego, California 92108

Facsimile No.: (619) 295-3534

Telephone No.: (619) 299-4600

with a copy to:

Seltzer Caplan McMahon Vitek

991750 B Street, Suite 2100

San Diego, CA 92101

Attention: David Dorne, Esq.

Facsimile No.: (619) 702-6806

Telephone No.: (619) 685-3027

(c) if to Company Shareholders, to:

The Sachs Family 1983 Trust, dated September 12, 1983

c/o Considine & Considine

Timothy M. Considine

1501 Fifth Avenue, Suite 400

San Diego, CA 92101

Facsimile No.: (619) 231-8244

Telephone No.: (619) 231-1977

The Jeffrey Dean Sachs Irrevocable Trust, dated October 7, 2002

c/o Considine & Considine

Timothy M. Considine

1501 Fifth Avenue, Suite 400

San Diego, CA 92101

Facsimile No.: (619) 231-8244

Telephone No.: (619) 231-1977

The Sharon Carole Irrevocable Trust, dated October 7, 2002

c/o Considine & Considine

Timothy M. Considine

1501 Fifth Avenue, Suite 400

San Diego, CA 92101

Facsimile No.: (619) 231-8244

Telephone No.: (619) 231-1977

The Jeanette Sachs Phelps Irrevocable Trust, dated October 7, 2002

c/o Considine & Considine

Timothy M. Considine

1501 Fifth Avenue, Suite 400

San Diego, CA 92101

Facsimile No.: (619) 231-8244

Telephone No.: (619) 231-1977

The Kathryn Ann Sachs Irrevocable Trust, dated October 7, 2002

c/o Considine & Considine

Timothy M. Considine

1501 Fifth Avenue, Suite 400

San Diego, CA 92101

Facsimile No.: (619) 231-8244

Telephone No.: (619) 231-1977

The Linda Lee Reece Irrevocable Trust, dated October 7, 2002

c/o Considine & Considine

Timothy M. Considine

1501 Fifth Avenue, Suite 400

San Diego, CA 92101

Facsimile No.: (619) 231-8244

Telephone No.: (619) 231-1977

with a copy to:

Seltzer Caplan McMahon Vitek

991750 B Street, Suite 2100

San Diego, CA 92101

Attention: David Dorne, Esq.

Facsimile No.: (619) 702-6806

Telephone No.: (619) 685-3027

(d) if to John M. Sachs or the Indemnification Representative, to:

John M. Sachs, Inc.

2399 Camino del Rio, Suite 101

San Diego, California 92108

Facsimile No.: (619) 295-3534

Telephone No.: (619) 299-4600

with a copy to:

Seltzer Caplan McMahon Vitek

991750 B Street, Suite 2100

San Diego, CA 92101

Attention: David Dorne, Esq.

Facsimile No.: (619) 702-6806

Telephone No.: (619) 685-3027

7.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Execution Date. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.3 Counterparts; Facsimile Delivery.

This Agreement may be executed in two or more counterparts and delivered by facsimile, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

7.4 Entire Agreement; Nonassignability; Parties in Interest.

This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the Confidentiality Agreement and that certain Letter of Intent dated as of October 7, 2002 by and among Parent and Company, but excluding the Confidentiality Agreement which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, and (b) shall not be assigned by operation of law or otherwise except as otherwise specifically provided herein.

7.5 Severability.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

7.6 Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

7.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of California without reference to such state's principles of conflicts of law, except with respect to the Merger and its effects which shall be governed by the laws of the state of Delaware. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of California, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

7.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.9 Company Disclosure Schedule.

(a) The Company Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Article II; provided that any disclosure shall qualify the disclosure under the section number referred to in the Company Disclosure Schedule as well as all other sections in Article II when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections.

(b) Notwithstanding anything to the contrary herein, the Cal Bank Loans, the Sachs Loans, the Prior Dividend, the issuance and repayment of the Promissory Notes and the Keycorp Loans, shall be exceptions to the representations and warranties of the Company contained in Article II (other than Section 2.13) regardless of whether such items are set forth in the Company Disclosure Schedules.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

ESSEX PROPERTY TRUST, INC.

By:

Name:

Title:

JOHN M. SACHS, INC.

By:

Name:

Title:

JMS ACQUISITION SUB INC.

By:

Name:

Title:

THE SACHS FAMILY 1983 TRUST,

DATED SEPTEMBER 12, 1983

By:

Name:

Title: Trustee

By:

Name:

Title: Trustee

THE JEFFREY DEAN SACHS

IRREVOCABLE TRUST,

DATED OCTOBER 7, 2002

By:

Name:

Title: Trustee

By:

Name:

Title: Trustee

THE SHARON CAROLE

IRREVOCABLE TRUST,

DATED OCTOBER 7, 2002

By:

Name:

Title: Trustee

By:

Name:

Title: Trustee

THE JEANETTE SACHS PHELPS

IRREVOCABLE TRUST,

DATED OCTOBER 7, 2002

By:

Name:

Title: Trustee

By:

Name:

Title: Trustee

THE KATHRYN ANN SACHS

IRREVOCABLE TRUST,

DATED OCTOBER 7, 2002

By:

Name:

Title: Trustee

By:

Name:

Title: Trustee

THE LINDA LEE REECE

IRREVOCABLE TRUST,

DATED OCTOBER 7, 2002

By:

Name:

Title: Trustee

By:

Name:

Title: Trustee

John M. Sachs

INDEMNIFICATION REPRESENTATIVE:

John M. Sachs

APPENDIX 1

INDEX OF CERTAIN DEFINITIONS

For the purposes of this Agreement (including this Appendix 1):

"AAA" shall have the meaning provided in Section 6.4.

"Accounting Arbitrator" shall mean a "big-four" or other nationally recognized accounting firm mutually acceptable to Parent and Indemnification Representative, absent such agreement upon such arbitrator, by a majority of three (3) independent arbitrators, one (1) selected and paid for by Parent, one selected and paid for by Indemnification Representative, and the third selected by the other two arbitrators and the cost shared equally by Parent and the Shareholders.

"Adjusted Closing Date Liabilities" shall have the meaning specified in Section 1.6(a).

"Affiliate" of a specified person means a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

"Agreed Amount" shall mean part, but not all, of the Claimed Amount.

"Aggregate Consideration" shall have the meaning specified in Section 1.6(a).

"Agreement" shall mean the Agreement and Plan of Reorganization to which this Appendix 1 is attached (including Company Disclosure Schedule and all other Schedules and Exhibits thereto), as may be amended by the parties from time to time.

"Arbitrator" shall have the meaning specified in Section 6.4.

"Breach" shall mean any inaccuracy in or breach of, or any failure to comply with or perform, a representation, warranty, covenant, obligation or other provision; and the term "breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

"Cal Bank Loans" shall mean (i) that certain loan from Cal Bank & Trust to the Company in the principal amount of $20,000,000 secured by the "Mira Woods Villas" in Mira Mesa, California, and (ii) that certain line of credit from Cal Bank & Trust in favor of the Company.

"California Law" shall mean the California General Corporation Law, as amended.

"Cash Consideration" shall have the meaning provided in Section 1.7(a).

"CERCLA" shall have the meaning provided in Section 2.11(a).

"Certificate of Merger" shall have the meaning specified in Section 1.2.

"Certificates" shall have the meaning specified in Section 1.7(a).

"Claimed Amount" shall mean the amount of any Parent Damages incurred or reasonably expected to be incurred by Indemnified Person.

"Claim Notice" shall have the meaning provided in Section 6.4.

"Closing Date" shall have the meaning specified in Section 1.2.

"Closing" shall have the meaning specified in Section 1.2.

"Code" shall mean the Internal Revenue Code of 1986, as amended.

"Common Stock Cash Consideration" shall have the meaning specified in Section 1.6(b)(i).

"Common Stock Share Consideration" shall have the meaning specified in Section 1.6(b)(i).

"Company" shall mean John M. Sachs, Inc., a California corporation.

"Company Balance Sheet" shall have the meaning specified in Section 2.4.

"Company Capital Stock" shall mean all outstanding shares of Company Common Stock, Company Preferred Stock and all outstanding shares of any other capital stock of Company.

"Company Closing Expenses" shall mean (a) one-half (1/2) of any escrow fee or escrow termination fees resulting from the Transactions, (b) any loan assumption fee or prepayment penalty associated with the assumption or payment, as the case may be, of any loans by Parent in connection with the Transactions, and (c) cost of expenses required to release or terminate any Encumbrance not permitted hereunder.

"Company Common Stock" shall mean shares of the common stock of Company, no par value per share, issued and outstanding immediately prior to the Effective Time.

"Company Damages" shall have the meaning specified in Section 6.3.

"Company Disclosure Schedule" shall have the meaning specified in the preamble to Article II.

"Company Financial Statements" shall have the meaning specified in Section 2.4.

"Company Indemnified Person" shall have the meaning specified in Section 6.3.

"Company Material Adverse Effect" shall mean any event, circumstance, change or effect that is materially adverse to (a) the business, operations, assets or liabilities, or results of operations of Company taken as a whole, or (b) any Property individually (other than changes that result from economic factors affecting the United States economy generally or the industry in which the Company operates generally).

"Company Options" shall mean any and all options, warrants, rights or other convertible securities to purchase or otherwise acquire shares of Company Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, outstanding immediately prior to the Effective Time.

"Company Preferred Stock" shall mean shares of the preferred stock of Company, no par value per share, issued and outstanding immediately prior to the Effective Time.

"Company Shareholder" shall have the meaning specified in the first paragraph of this Agreement.

"Confidentiality Agreement" shall have the meaning specified in Section 4.1.

"Considine Memo" shall have the meaning specified in Section 1.6.

"Contract" shall mean, with respect to any Person, any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

"Contracts Requiring Novation or Consent to Change of Control" shall have the meaning specified in Section 2.26.

"Damages" shall mean the amount of any loss, damage, injury, decline in value, Liability, claim, fee (including any legal fee, expert fee, accounting fee or advisory fee), demand, settlement, judgment, award, fine, penalty, Tax, charge, cost (including any cost of investigation) or expense of any nature whatsoever.

"Defined Benefit Plan" shall mean either a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code.

"Delaware Law" shall mean the Delaware General Corporation Law, as amended.

"Dispute" shall mean the dispute resulting if the Indemnification Representative in a Response disputes its liability for all or part of the Claimed Amount.

"Dividend Adjustment" shall have the meaning specified in Section 1.6(a).

"Effective Time" shall have the meaning specified in Section 1.2.

"Employee Benefit Plan" shall have the meaning specified in Section 3(3) of ERISA.

"Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, licensee, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

"Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

"Environmental Laws" shall have the meaning provided in Section 2.11(a).

"Environmental Reports" shall have the meaning specified in Section 2.11.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Escrow Agent" shall mean U.S. Bank Trust National Association (or another institution selected by Parent with the reasonable consent of Company) and its successors and assigns.

"Escrow Agreement" shall have the meaning specified in Section 1.2(g).

"Escrow Fund" shall have the meaning provided in Section 6.2.

"Escrow Shares" shall have the meaning specified in Section 1.7(b)(i).

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder, as amended.

"Execution Date" shall have the meaning specified in the first paragraph of this Agreement.

"Exempt Person Agreement" shall have the meaning specified in Section 5.2(b).

"Final Balance Sheet" shall mean the Parent Prepared Balance Sheet prepared by Parent pursuant to Section 1.7, as adjusted by determination of the Accounting Arbitrator, if applicable.

"GAAP" shall mean United States generally accepted accounting principals, consistently applied.

"Governmental Authorization" shall mean any: permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or right under any Contract with any Governmental Body.

"Governmental Body" shall mean any: nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; federal, state, local, municipal, foreign or other government; governmental or quasi-Governmental Body of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); multinational organization or body; or individual, Entity or body exercising, or entitled to exercise, any executive, legislative, Judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

"Group" shall mean, individually and collectively, (i) Company and (ii) any individual, trust, corporation, partnership or any other entity as to which Company is liable for Taxes incurred by such individual or entity either as a transferee, pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

"Hazardous Materials" shall be broadly construed to mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including without limitation, those substances, materials and wastes defined in or regulated under any Environmental Laws.

"Indemnification Representative" shall have the meaning specified in Section 6.5.

"Indemnified Person" shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

"Indemnifying Person" shall mean the party from whom indemnification is sought by the Indemnified Person.

"Indemnity Basket" shall have the meaning specified in Section 6.4(a).

"Indemnity Cap" shall have the meaning specified in Section 6.4(a).

"Jaysac" means Jaysac, Ltd., a Texas limited partnership.

"Jaytex" means Jaytex Enterprises., a Texas corporation.

"Jaytex Purchase Agreement" shall have the meaning provided in Recital G.

"Keycorp" shall mean Keycorp Real Estate Capital Markets, Inc., an Ohio corporation.

"Keycorp Loans" shall mean those certain loans by Keycorp to the Company in the principal amount of $64,640,000 (i) that certain loan from Keycorp to the Company in the principal amount of $22,680,000 secured by the "Summit Park Apartments" in San Diego, California, (ii) that certain loan from Keycorp to the Company in the principal amount of $11,908,000 secured by the "Devonshire at Hemut Apartments" in Hemet, California, (iii) that certain loan from Keycorp to the Company in the principal amount of $11,762,000 secured by the "Coral Gardens Apartments" in El Cajon, California, and (iv) that certain loan from Keycorp to the Company in the principal amount of $18,290,000 secured by the "Alpine Village Apartments" in Alpine, California.

"Knowledge" except in the case of a Company Shareholder, shall mean (a) for an individual the actual knowledge of such individual after due inquiry and (b) for an Entity knowledge shall mean the actual knowledge of such Entity's officers and directors, provided that such Persons shall have made due and diligent inquiry of those employees or agents of such Entity whom such officers and directors reasonably believe would have actual knowledge of the matters represented; provided, however, that for the purposes of Sections 2.8 (Real Property), 2.11 (Environmental Matters), 2.24 (Leases) and, to the extent that such Section relates directly to the physical condition, maintenance or leasing of the Properties or to Environmental Laws, Sections 2.7(a), 2.9(Governmental Authorizations) and 2.19(Compliance with Laws), "Knowledge" shall mean the actual knowledge of John M. Sachs and Jeffrey D. Sachs; provided further, however, that for the purposes of Sections 3.4 and 6.4(f), "Knowledge" shall mean the actual knowledge of Keith R. Guericke, Michael J. Schall, Jordan E. Ritter, Mark Mikl and Gerald Kelly. In the case of a Company Shareholder, "Knowledge" shall mean the actual knowledge of John M. Sachs.

"Leases" shall have the meaning specified in Section 2.24.

"Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, Order, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body or any arbitrator or arbitration panel.

"Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

"Material" (with respect to any Person) shall mean any event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such Person which could reasonably be deemed to be material to such Person either taken alone or in combination with other such events, changes, conditions or effects.

"Material Contracts" shall have the meaning specified in Section 2.25.

"Member of the Controlled Group" shall mean each trade or business, whether or not incorporated, that would be treated as a single employer with Company under Section 4001 of ERISA or Section 414(b), (c), (m) or (o) of the Code.

"Merger Sub" shall mean JMS Acquisition Sub, Inc., a newly formed Delaware corporation and wholly-owned subsidiary of Parent.

"Merger" shall have the meaning specified in Recital A.

"Multiemployer Plan" shall mean a plan described in Section 3(37) of ERISA.

"NYSE" means New York Stock Exchange, Inc.

"Objection Deadline Date" shall have the meaning provided in Section 1.13(b).

"Order" shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

"Ordinary course of business" shall mean, with respect to any reference in the Agreement to a Person conducting its business or other affairs or taking any action, that such conduct or action taken by or on behalf of such Person shall not be deemed to have been taken in the "ordinary course of business" unless such action is such action is recurring in nature, consistent (in amount and otherwise) with the Person's past practices and taken in the Person's normal day to day operations.

"Owner's Title Policy" shall have the meaning specified in Section 5.3(k).

"Parent Common Stock" shall mean shares of the common stock of Parent, $0.0001 par value.

"Parent Damages" shall have the meaning specified in Section 6.3(a).

"Parent Financial Statements" shall have the meaning specified in Section 3.2.

"Parent Material Adverse Effect" shall mean any event, circumstance, change or effect that is materially adverse to the business, operations, assets or liabilities, or results of operations of the Parent taken as a whole (other than changes that result from economic factors affecting the United States economy generally or the industry in which the Parent operates generally); provided, that any change in the stock price of the Parent's common stock shall not be deemed a Parent Material Adverse Effect.

"Parent Options" shall mean any and all options, warrants, rights or other convertible securities to purchase or otherwise acquire shares of Parent Capital Stock, whether or not presently exercisable or subject to additional conditions prior to exercise, outstanding immediately prior to the Effective Time.

"Parent Prepared Balance Sheet" shall mean the Parent Prepared Balance Sheet prepared by Parent pursuant to Section 1.7.

"Parent SEC Documents" shall have the meaning specified in Section 3.2.

"Parent Stock Price" shall have the meaning specified in Section 1.6(c).

"Parent" shall mean Essex Property Trust, Inc., a Maryland corporation.

"Permitted Exceptions" shall mean (i) the Leases, (ii) the lien of non-delinquent real property taxes and assessments, and (iii) any other matter affecting title reported in or shown by the Title Documents (or any updates thereof) that is insured over to the satisfaction of Parent in its sole and absolute discretion.

"Person" shall mean any individual, Entity or Governmental Body.

"Personal Property" shall mean any item of personal property (a) with a value in excess of Five Thousand Dollars ($5,000), or (b) used as a mobile home, vehicle, go-kart, or laundry equipment, which is owned by Company and located on or in or used in connection with the Properties.

"Post-Closing Adjustment Shares" shall have the meaning provided in Section 1.7(b)(ii).

"Preferred Stock Cash Consideration" shall have the meaning specified in Section 1.6(b)(ii).

"Preferred Stock Share Consideration" shall have the meaning specified in Section 1.6(b)(ii).

"Principals" shall mean the Sachs Family Trust and John M. Sachs, an individual residing in California.

"Prior Dividend" shall have the meaning specified in Section 2.13.

"Promissory Notes" shall have the meaning specified in Section 2.13.

"Pro Rata Portion" shall mean, with respect to each Company Shareholder (without regard to the Sachs Family Trust), an amount equal to the quotient obtained by dividing the number of shares of Parent Common Stock issuable pursuant to Section 1.6(b)(i) (including all Escrow Shares and Post- Closing Adjustment Shares) in respect of the shares of Company Capital Stock owned by such Company Shareholder (without regard to the Sachs Family Trust) as of the Effective Time by the total number of shares of Parent Common Stock issuable at the Effective Time pursuant to Section 1.6(b)(i) (including all Escrow Shares and Post-Closing Adjustment Shares).

"Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel, other than routine landlord-tenant disputes and unlawful detainers related to the Properties and/or Company.

"Property" shall have the meaning specified in Section 2.8.

"RCRA" shall have the meaning specified in Section 2.11(a).

"Registration Rights Agreement" shall have the meaning specified in Section 1.10(b).

"REIT" shall have the meaning specified in Section 3.4

"Remaining Excess Liabilities" shall have the meaning specified in Section 1.13(b)(iv).

"Rent Roll" has the meaning specified in Section 2.23.

"Representatives" shall mean officers, directors, employees, attorneys, accountants, advisors, agents, and shareholders of a party. In addition, all Affiliates and Subsidiaries of Company shall be deemed to be "Representatives" of Company.

"Response" shall have the meaning specified in Section 6.4.

"Sachs Loan" shall mean that certain unsecured loan from John M. Sachs to the Company in the principal amount of $3,831,000.

"SEC" shall mean the Securities and Exchange Commission.

"Securities Act" shall mean the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder, as amended.

"Subsidiary" means any corporation, partnership or other entity, securities or other ownership interests of which are owned directly or indirectly by Company or which are controlled, directly or indirectly, by Company or Jaysac, or the financial statements of which would in accordance with generally accepted accounting principles be consolidated in the consolidated financial statements of Company.

"Surviving Corporation" shall have the meaning specified in Section 1.1.

"Tax Authority" shall mean any Governmental Body responsible for the imposition of any Tax.

"Tax Returns" shall mean shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

"Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean all taxes, however, denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect.

"Tenants" shall have the meaning specified in Section 2.24(a).

"Third Party Action" shall mean any Proceeding for which indemnification may be sought by an Indemnified Person under Article VI.

"Title Company" shall mean First American Title Insurance Company.

"Transaction Agreements" shall mean (a) the Agreement, (b) the Certificate of Merger, (c) Agreement of Merger, (d) the Escrow Agreement, (e) the Registration Rights Agreement and (f) the Exempt Person Agreement.

"Transactions" shall mean (a) the execution and delivery of each party's respective Transaction Agreements, and (b) all of the transactions contemplated by the respective Transaction Agreements, including the Merger and the performance by Company and Parent and the other parties to the Transaction Agreements of their respective obligations under the Transaction Agreements.

"Unresolved Objections" shall have the meaning set forth in Section 1.7.